MASTER AGREEMENT

This MASTER AGREEMENT ("**Agreement**"), dated as of June 13, 2022 | 18:14 CDT ("**Effective Date**"), is between Fiserv Solutions, LLC, a Wisconsin limited liability company with offices located at 255 Fiserv Drive, Brookfield, WI 53045 ("**Fiserv**"), and Old Glory Holding Company, a Delaware corporation with offices located at 3350 Riverwood Parkway, Suite 1900, Atlanta, GA 30339 ("**Holdco**").

Fiserv and Holdco hereby agree as follows:

1. Deliverables.

(a) Holding Company Relationship. Holdco intends to acquire a financial institution currently known as First State Bank of Elmore City ("**FSB Elmore City**"). Holdco is entering into this Agreement with the expectation of such acquisition closing. Upon the close of such acquisition: (i) Holdco will change FSB Elmore City's name to Old Glory Bank; (ii) Old Glory Bank will be a wholly-owned subsidiary of Holdco; and (iii) Holdco will be a party to this Agreement on behalf of Old Glory Bank (hereinafter, "**Client**"). Holdco shall not receive Deliverables hereunder, but shall cause to be performed, and shall be responsible for the performance by Client of, all Client obligations under this Agreement as if Holdco were itself receiving Deliverables, and shall be jointly and severally liable for all actions and omissions of each Client in connection with this Agreement.

(b) General. Fiserv, itself and through its Affiliates (as defined herein), agrees to provide to Client, and Client agrees to obtain from Fiserv, the services (including without limitation implementation, conversion, operational and technical support, development, consulting, and training services, and Professional Services (as defined below)) ("**Services**") and products ("**Products**") (collectively, "**Deliverables**") described in the attached Exhibits and in the technical user documentation for the Deliverables, as delivered or otherwise made available by Fiserv to Client with the applicable Deliverable(s), as may be updated by Fiserv from time to time (the "**Documentation**"), subject to the terms set forth in this Agreement and in the applicable Exhibit. Client will provide all reasonably requested cooperation, available information and assistance in connection with provision of the Deliverables (which may include access to Client facilities, systems, personnel and equipment and designation of personnel for training), subject to applicable law.

(c) Definitions. Capitalized terms used herein (including in the attached Exhibits and Schedules) shall have the meanings ascribed to them, and the following terms shall be defined as follows throughout this Agreement:

(i) "**Active Account**" means an account that has a balance changing transaction at least once in the prior calendar month.

(ii) "**Affiliate**" means an entity that controls, is controlled by, or is under common control with a party, where "**control**" means the direct or indirect ownership of more than 50% of the voting securities of such entity or party.

(iii) "**Inactive Account**" means an account that does not have any balance changing transaction during the prior calendar month (which includes core-active accounts, inactive accounts, and dormant accounts).

(iv) "**Network**" means Visa, Mastercard, and/or any other electronic payment network used by Client for transmitting transaction authorization requests and facilitating settlement from the cards or accounts issued by Client.

(v) "**Network Operating Rules**" means by-laws, regulations and operating rules of any Network, or any other card association operating a payment network which is utilized by any party hereto for the purposes of fulfilling such party's obligations hereunder.

(d) Exhibits and Schedules. Each Exhibit will be deemed to incorporate all of the terms of this Agreement. Use of the term "**Exhibit**" throughout this Agreement shall include any Schedules attached to such Exhibit. Exhibits and Schedules attached as of the Effective Date are listed below.

- Fee Exhibit to Master Agreement

- ASP Services Exhibit to Master Agreement
  - Account Processing Services Schedule to ASP Services Exhibit
  - Card Services Schedule to ASP Services Exhibit
  - Communicator Open Services Schedule to ASP Services Exhibit
  - Deposit Solutions Schedule to ASP Services Exhibit
  - Electronic Document Delivery Services Schedule to ASP Services Exhibit
  - iVue Services Schedule to ASP Services Exhibit
  - Payment Exchange Services Schedule to ASP Services Exhibit
  - Statement Advantage Services Schedule to ASP Services Exhibit
- Service Level Exhibit to Master Agreement

(e) Professional Services.

(i) Definitions. Fiserv shall provide implementation, conversion, development, professional, consulting, and/or training services (collectively "**Professional Services**"), to the extent applicable to provide the Deliverables in accordance with this Agreement and applicable law, in consideration of the associated fees, as described in the applicable Schedule(s), statements of work mutually agreed in writing by the parties (each a "**SOW**"), or project plan mutually agreed in writing by the parties (each, a "**Project Plan**"), during normal business hours on Business Days. "**Business Day**" means any Monday, Tuesday, Wednesday, Thursday or Friday, excluding Fiserv holidays. Any Professional Services to be provided on non-Business Days shall be identified in the applicable Schedule or SOW or as mutually agreed in writing between the parties. "**Professional Service Rate**" means Fiserv's then-current hourly or daily rates for Fiserv's provision of Professional Services to Client in connection with the Deliverables, as set forth in the Fee Exhibit.

(ii) Rescheduling. If Client is unable to provide access to required facilities or personnel, or if Client is unable to fulfill tasks assigned to Client in the applicable Schedule, SOW or Project Plan in a timely manner, Fiserv will use reasonable efforts to reschedule tasks to minimize non-productive time. All such non-productive time is chargeable to Client, provided that if such non-productive time is expected to be significant, Fiserv will use reasonable efforts to reassign its personnel to other suitable work. If Fiserv is successful in such reassignment efforts, Client will not be charged for the time personnel were reassigned.

(iii) Client Obligations and Assumptions. Client acknowledges and agrees that performance of the Professional Services and the associated fees are expressly conditioned on: (A) Client timely and accurately meeting its obligations, including without limitation those obligations set forth in the applicable Schedule, SOW, or Project Plan; (B) any assumptions identified in the applicable Schedule, SOW, or Project Plan remaining materially true and accurate through the term of the applicable project; and (C) Client having complied in all material respects with its obligations hereunder and under the applicable Schedule, SOW, or Project Plan. As contemplated in the applicable Schedule, SOW, or Project Plan, Fiserv may provide Client with certain tools, input forms, file formats, scripts or other such materials necessary for Fiserv to properly perform and provide the Professional Services (collectively, "**Tools**"), and in such event Client agrees to deploy and/or complete such Tools as soon as reasonably practicable unless otherwise set forth in the applicable Schedule, SOW, or Project Plan. Fiserv will not be responsible for any delays caused by delays in Client deploying/completing any such Tools provided, if Client was obligated to deploy/complete the same in the applicable Schedule, SOW, or Project Plan. All right, title and interest to the Tools (and any derivative works thereof) will be owned by Fiserv, provided that Fiserv grants to Client a limited, non-exclusive, nontransferable license to use such Tools solely for assisting Fiserv in performing the applicable Professional Services and solely within the scope identified by Fiserv when such Tools are provided.

(iv) Development, Customizations; Modifications; Enhancements. For Professional Services engagements that involve development, custom modifications, enhancements or programming, Client shall provide Fiserv with all necessary information concerning its requirements for such Professional Services ("**Requirements**"). Based on the Requirements, Fiserv shall create functional specifications ("**Functional Specifications**"). Fiserv shall not be obligated to perform any further development work until Functional Specifications are approved in writing by Client, which Client has the sole discretion to accept, and if not accepted, Fiserv shall be under no obligation to fulfill such Requirements or otherwise complete such Professional Services engagement. Modifications, changes, enhancements, conversions, upgrades, or additions to the agreed upon work beyond those stated in Functional Specifications (collectively, "**Modifications**") shall be added only upon mutual written agreement of the parties. If the parties agree to add any Modifications, the Functional Specifications and applicable Schedule, SOW, or Project Plan shall automatically be modified to the extent necessary to allow for the implementation or provision of the Modifications.

(f) Interfaces. Fiserv agrees to provide Client access to the existing interfaces or extract files identified in the applicable Schedule for sharing of information from or to the applicable Fiserv System or Software ("**Interfaces**"). For Interfaces developed and maintained by Fiserv, Fiserv shall only be responsible for maintaining such Interface to meet the specifications provided to Fiserv in writing. Any changes to or new Interfaces will be subject to additional charge. For Interfaces to be developed and maintained by Client or its third party vendor(s), Fiserv's sole obligation will be to provide interface specifications and if such specifications are to be provided to a third party they will not be shared until such third party agrees to Fiserv's written agreement to protect the confidentiality of such specifications. Access to and use of any Interface is subject to Fiserv entering into or having a reasonable agreement with the applicable third party for such third party's use of Fiserv's specifications and such agreement remaining in full force and effect. Fiserv shall not be liable for any delay or failure to receive access to or use any Interfaces maintained by Client or its third party vendors. Further Fiserv shall not be liable for any delay or failure to receive access to or use of Interfaces provided by Fiserv for which the third party system is not accessible for reasons outside of Fiserv's control or due to third party interface specification changes made without reasonable prior notice to Fiserv for development and testing of any updates for use of such specifications.

(g) Dependencies; Third Parties. Fiserv's obligations under a Schedule may be dependent on the actions of a third party of Fiserv or Client, and if so, such Schedule shall delineate or otherwise identify the same. For third parties of Fiserv, Fiserv shall use commercially reasonable efforts to maintain its agreement directly with such third party on reasonable terms, and if such third party arrangement terminates or changes such that the Deliverables provided by Fiserv hereunder are impacted, Fiserv will (i) use reasonable efforts to remedy such impacts with the applicable third party, or (ii) obtain or develop an alternative offering substantially similar functionality as the impacted third party, and it neither is possible, Fiserv may terminate the dependent portion of the Deliverables upon reasonable prior notice to Client, and if such dependent portion is material, the parties shall negotiate in good faith a reasonable adjustment of the fees payable by Client hereunder. To the extent Fiserv's performance hereunder is dependent on a third party supplier of Client, Fiserv shall have no obligation to perform unless and until Client secures the necessary performance of such third party supplier.

2. Fees for Deliverables.

(a) General. Client agrees to pay Fiserv: (i) fees for Deliverables as specified in the Exhibits, (ii) out-of-pocket and other additional charges pursuant to Section 2(b), (iii) Taxes as defined in Section 2(c), and (iv) Fiserv's then current deconversion charges in connection with Client's deconversion from the applicable Deliverables. Unless otherwise set forth in an Exhibit or Schedule, Fiserv's fees, rates and charges listed in an Exhibit or Schedule may be increased annually effective each January 1 upon 30 days' notice to Client; each such increase shall be limited to the increase in the U.S. Department of Labor, Consumer Price Index for All Urban Consumers ("**CPI**") for the most recently available 12-month period preceding such 30-day notice period, provided that any such annual increase shall neither exceed 5% nor be less than 2.5%.

(b) Additional Charges. Client shall pay travel and living expenses and other out-of-pocket expenses reasonably incurred by Fiserv in connection with the Deliverables, provided that all such expenses are preapproved by Client in writing (which may be via email), which approval shall not be unreasonably withheld;

for the avoidance of doubt, such expenses shall be approved on a per-trip basis, and not with respect to any specific travel expenses.

(c) Taxes. Client is responsible for the payment of all sales, use, excise, value added, withholdings and other taxes and duties however designated that are levied by any governmental taxing authority relating to the Deliverables ("**Taxes**"). All fees and other charges hereunder are exclusive of Taxes. Client shall reimburse Fiserv for those Taxes that Fiserv is required to remit on behalf of Client. In no event shall Taxes include taxes based on Fiserv's income.

(d) Regulatory and Compliance. Fiserv may charge Client for Client's share of Fiserv's direct costs of maintaining regulatory compliance and meeting relevant third party standards (such as the Payment Card Industry Data Security Standard ("**PCI-DSS**")), provided that: (i) Fiserv shall charge all affected clients on a pro rata or other equitable basis; (ii) Fiserv will provide written notice to Client in advance of any such charge, which shall describe in reasonable detail the basis for the charge, when it will take effect, and how it will be assessed; and (iii) in no event shall such costs exceed $2,000 in the aggregate in any calendar year. If Client desires a change in the manner in which the Deliverables must be provided or performed due to a law or regulation (a "**Regulatory Change**"), Client shall request such change in writing. If a Regulatory Change is made generally available in the applicable Deliverable for Fiserv's clients at no additional charge, then it will be provided to Client without additional charge. Otherwise, Fiserv shall consider Client's request to develop the Regulatory Change and if it is so developed, the development fees shall be allocated pro-rata among those clients receiving the change, including Client.

(e) Payment Terms. With the exception of implementation-related fees and third party charges and fees Fiserv may incur on Client's behalf in connection with the implementation of the Deliverables, fees for the Deliverables will not commence until implementation thereof. Amounts due from Client are due and payable upon Client's receipt of invoice, provided, however, Client may withhold fees invoiced for Deliverables to the extent such fees are disputed by Client in good faith; provided that Client provides Fiserv with written notice and explanation of such disputed fees within on or before the due date of the invoice and timely pays all other undisputed amounts under the invoice. The parties shall work together to resolve any such dispute prior to the next invoice and Client agrees to promptly pay Fiserv any amounts due Fiserv following resolution of any such dispute. Client shall pay Fiserv through the Automated Clearing House unless otherwise set forth in the Exhibits. Except with respect to amounts disputed by Client in accordance herewith: (i) if any invoiced amounts remain unpaid 30 days after Client's receipt of invoice, Client shall pay a monthly late charge based on the unpaid amounts equal to the lesser of 1.5% or the highest amount allowed by law until such invoice amount is paid in full and (ii) Client shall neither make nor assert any right of deduction or set-off from amounts invoiced.

(f) Fees for Professional Services. Unless otherwise set forth in the applicable Schedule, SOW, or Project Plan, fees for Professional Services shall be paid 50% upon execution of the applicable Schedule, SOW, or Project Plan, and 50% upon completion of such Professional Services.

(g) Credits. If Fiserv provides any credits to Client, the following shall apply if the Agreement or the applicable Exhibit, Schedule, or Deliverable(s) is terminated for any reason other than by Client pursuant to Section 8(b)(i) due to an uncured material breach by Fiserv:

(i) Flex Credits. Client will reimburse Fiserv for the unamortized amount of any Flex Credit(s) (as defined in the applicable Exhibit or Schedule) applied by Client through the effective date of termination.

(ii) Monthly Credits. Upon notice of termination being provided by either party, any monthly credits shall immediately cease.

(h) Third Party Fees. Any third party services, hardware or software provided by Fiserv as part of the Deliverables shall be identified in the applicable Exhibit or Schedule. Notwithstanding Section 2(a) above, fees associated with any such third party services, hardware, or software are subject to change upon increase from the third party; provided that Fiserv will provide Client with as much advance notice as reasonably practicable along with a reasonable explanation for the basis for such increase.

3. Confidentiality and Ownership. The provisions of this Section 3 survive any termination or expiration of this Agreement.

(a) Definitions.

(i) "**Information**" means the following types of information obtained or accessed by or on behalf of a party to this Agreement or its Affiliates ("**Recipient**") from or on behalf of the other party or its Affiliates ("**Discloser**") in connection with this Agreement or any discussions between the parties regarding new services or products to be added to this Agreement: (A) trade secrets and proprietary information (including that of any client, supplier or licensor); (B) customer lists, client lists, business plans, information security plans, business continuity plans, requests for proposals or requests for information and responses to such requests that the parties may exchange after the Effective Date, and proprietary software programs; (C) any personally identifiable information ("**PII**"), defined as information that can be identified to a particular person without unreasonable effort, such as the names and social security numbers of Client's individual customers or either party's employees; (D) Incorporated Requirements; (E) any other information received from or on behalf of Discloser that is marked confidential or that Recipient could reasonably be expected to know is confidential; and (F) "Client Information" and "Fiserv Information". "Information" does not include any information that: (1) Recipient already possesses without obligation of confidentiality, develops independently without reference to Discloser's Information, or rightfully receives without obligation of confidentiality from a third party; or (2) is or becomes publicly available without Recipient's breach of this Agreement.

(ii) "**Client Information**" means Information for which the Discloser is Client, including without limitation any Information which belongs to a customer of Client.

(iii) "**Fiserv Information**" means Information for which the Discloser is Fiserv, and specifically includes all information and Documentation regarding the Deliverables, all software Products (including software modifications and Documentation, databases, training aids, and all data, code, techniques, algorithms, methods, logic, architecture, and designs embodied or incorporated therein), and the terms and conditions of this Agreement.

(iv) "**Incorporated Requirements**" means any architecture, code, data, elements, formats, or Intellectual Property Rights that are: (A) developed by or on behalf Fiserv with reference to or based on Client's requirements; and (B) embodied in the Deliverables or the Fiserv System. As between the parties, Incorporated Requirements constitute Fiserv Information.

(v) "**Intellectual Property Rights**" means, to the extent that any of the following are recognized in any jurisdiction world-wide: (A) intellectual property and/or proprietary rights, whether registered or unregistered, including without limitation copyrights and patent rights (including without limitation applications for patent protection); (B) publicity rights, trade dress, registered or otherwise protected trademarks, trade names, service marks and protections from trademark dilution; (C) trade secrets, as defined in the Uniform Trade Secret Act or its successor, or its equivalent in the applicable jurisdiction; and (D) proprietary products, services, know-how, techniques, business processes, configurations, and business methods.

(b) Obligations.

(i) Confidentiality. Recipient will use the same care and discretion to prevent unauthorized disclosure of Information as it uses with its own similar information that it does not wish disclosed, but in no event less than a reasonable standard of care and no less than is required by law. Recipient may only use Information for the lawful purposes contemplated by this Agreement, including in the case of Fiserv use of Client Information for fulfilling its obligations under this Agreement, performing, improving and enhancing the Deliverables, analyzing Client's use and adoption of the Deliverables, and developing data analytics models to produce analytics-based offerings. Client represents and warrants that Client has the authority to provide the Client Information to Fiserv and to grant Fiserv the rights to access, use and disclose the Client Information pursuant to the terms set forth in this Agreement. Client agrees that prior to providing Fiserv access to any PII, Client shall ensure that it has provided all disclosures and opt-outs to individuals required under applicable privacy laws and has obtained any necessary consent has been obtained that is required by law or regulation for Fiserv to access and use the PII pursuant to the terms set forth in this Agreement. If Client allows individuals under the age of 13 to access the Deliverables,

Client shall obtain any consent required under the Children's Online Privacy Protection Act (COPPA) (15 U.S.C. 6501–6505), including its implementing regulations, at 16 CFR Part 312, as necessary for Fiserv's collection, use, and disclosure of PII to provide the Deliverables. Client is solely responsible for compliance with COPPA. Fiserv specifically agrees not to use or disclose any "non-public personal information" about Client's customers in any manner prohibited by Title V of the Gramm-Leach-Bliley Act or the regulations issued thereunder ("**GLB**"), as applicable to Fiserv. Recipient may disclose Information to: (A) its employees and employees of permitted subcontractors and Affiliates who have a need to know; (B) its attorneys and accountants as necessary in the ordinary course of its business; and (C) any other person with Discloser's prior written consent. Before disclosure to any of the above persons, Recipient will have a written agreement with (or, in the case of clause (B), a professional obligation of confidentiality from) such person sufficient to require that person to treat Information in accordance with the requirements of this Agreement, and Recipient will remain responsible for any breach of this Section 3 by any of the above persons. Fiserv as Recipient may also disclose Client Information to third party vendors designated by Client.

(ii) Client PII Location. Except as otherwise expressly set forth in an Exhibit or Schedule, Fiserv will not store Client PII at any facility outside of the United States without Client's written consent. For the avoidance of doubt, Fiserv and its subcontractors shall be permitted to access Client PII from a location outside of the United States via computer networks or systems, and such remote access shall not be deemed a breach of this provision, provided that Fiserv agrees to maintain policies that prohibit such personnel from saving or printing such Client PII accessed remotely.

(iii) Required Disclosures. Recipient may disclose Information to the extent required by law or legal process, provided that: (A) Recipient gives Discloser prompt notice, if legally permissible, so that Discloser may seek a protective order; (B) Recipient reasonably cooperates with Discloser (at Discloser's expense) in seeking such protective order; and (C) all Information shall remain subject to the terms of this Agreement in the event of such disclosure.

(iv) Return of Information. At Recipient's option, Information will be returned to Discloser or destroyed (except as may be contained in back-up files created in the ordinary course of business that are recycled in the ordinary course of business over an approximate 30- to 90-day period or such longer period as required by applicable law) at the termination or expiration of this Agreement or the applicable Exhibit and, upon Discloser's request, Recipient will certify to Discloser in writing that it has complied with the requirements of this sentence.

(v) Notice of Unauthorized Access. Recipient agrees that it shall notify Discloser within a reasonable time upon becoming aware of any incident of unauthorized disclosure of or access to any Information of Discloser following such party's incident management process; provided, however, as it relates to Client PII, Fiserv will provide notice as set forth in Section 4(a) of this Agreement.

(vi) Injunctive Relief. Recipient acknowledges that any breach of this Section 3 may cause irreparable harm to Discloser for which monetary damages alone may be insufficient, and Recipient therefore acknowledges that Discloser shall have the right to seek injunctive or other equitable relief against such breach or threatened breach, in addition to all other remedies available to it at law or otherwise.

(c) Ownership. With the exception of Client IP, Client Information (including PII disclosed by Client), all information, reports, studies, object and source code (including without limitation the Deliverables and all modifications, enhancements, additions, upgrades, Incorporated Requirements, or other works based thereon or related thereto), flow charts, diagrams, specifications, and other tangible or intangible material of any nature whatsoever produced through or as a result of or related to any of the Deliverables, the development of any data analytics or usage models hereunder, and all Intellectual Property Rights related to the foregoing (collectively, "**Fiserv Intellectual Property**"), shall be the sole and exclusive property of Fiserv, its Affiliates or their third party providers. Nothing in the Agreement shall convey to Client any title to or ownership of any Fiserv Intellectual Property. Client hereby irrevocably assigns and transfers to Fiserv, its Affiliates or their third party providers all rights, title, and interest in any such Fiserv Intellectual Property. Client may use any Fiserv Intellectual Property provided to or rightfully accessed by Client solely as necessary to use the Deliverables in

accordance with the applicable terms and conditions of this Agreement, except as otherwise set forth in an Exhibit. Notwithstanding anything to the contrary, Fiserv Intellectual Property shall not include any software, modifications, enhancements, additions, upgrades, or other work of authorship created, developed, licensed, and/or purchased by Client (except for anything created, developed, licensed by and/or purchased from Fiserv) and/or its designees (with the exception of Fiserv), even if created and used in connection with the Deliverables accessed via Fiserv's application program interfaces (collectively, the "**Client IP**").

(d) Restrictions. Without limiting any other obligation set forth in this Section 3, Client shall not use, transfer, distribute, interface, integrate, or dispose of any information or content contained in Deliverables in any manner other than as specifically authorized in this Agreement. Except as expressly authorized in an Exhibit, Client shall not: (i) use the Deliverables to provide services to third parties; or (ii) reproduce, republish or offer any part of the Deliverables (or compilations based on any part of the Deliverables) for sale or distribution in any form over or through any medium. The restrictions set forth in this and the preceding paragraph shall not apply to any software component governed by a non-Fiserv license whose terms preclude these restrictions.

4. Information Security.

(a) General. Fiserv has implemented and shall maintain an information security program that meets the following objectives: (i) protect the security and confidentiality of PII and other customer information (as defined in Interagency Guidelines Establishing Information Security Standards (the "**Interagency Guidelines**")); (ii) protect against any anticipated threats or hazards to the security or integrity of such information; (iii) protect against unauthorized access to or use of such information that could result in substantial harm or inconvenience to any customer; and (iv) ensure the proper disposal of "consumer information" (as defined in the Interagency Guidelines). Upon Client's written request, Fiserv shall promptly allow Client to review any associated audit reports, summaries of test results or equivalent measures taken by Fiserv to assess whether its information security program meets the foregoing objectives, to the extent and on the same terms such information is made generally available to Fiserv's other clients. Fiserv agrees to comply in all material respects with applicable requirements of the Payment Card Industry Data Security Standard ("**PCI-DSS**") to the extent Fiserv stores, processes or transmits "cardholder data" or "sensitive authentication data" (as defined in PCI-DSS) on behalf of Client in connection with the Services or to the extent the Services impact the security of Client's cardholder data environment. In accordance with Fiserv's incident management and response program, Fiserv shall investigate security events impacting the Services and, where appropriate, provide notification and updates to Client regarding such events. Fiserv shall also take appropriate actions to address incidents of unauthorized access to Client's "sensitive customer information" (as defined in the Interagency Guidelines), including notification to Client as soon as possible of any such incident. As required by an applicable industry security organization (e.g. PCI-SSC) or the applicable regulatory agency having jurisdiction over Client, Fiserv may disclose information regarding any such incident to such organization and such agency.

(b) Fiserv Compliance Package. Upon Client's request, Fiserv shall promptly make available to Client a compliance package ("**Compliance Package**") for the applicable Services received by Client and thereafter upon Client's request will provide updates on the status of such Compliance Package. The Compliance Package includes the Financial Institutions Shared Assessment Program (FISAP) Standardized Information Gathering (SIG) questionnaire, as well as a collection of supporting documentation that outlines Fiserv's security, governance and compliance posture. The Compliance Package also includes the most recent SSAE18 SOC report and, if applicable, PCI-DSS attestations of compliance.

(c) Data Encryption. Client agrees to comply with Fiserv's then-current data encryption policies and controls (that generally apply to Fiserv's other clients) regarding transmission to and from Fiserv of tapes, images, and records maintained and produced by Fiserv for Client in connection with the Deliverables ("**Client Files**"), or other data transmitted to and from Fiserv in connection with the Deliverables (collectively with Client Files, "**Data**"). If Client requests or requires Fiserv to send, transmit, or otherwise deliver Data to Client or any third party in a non-compliant format or manner, or Client (or third party on Client's behalf) sends, transmits or otherwise delivers Data to Fiserv in a non-compliant format or manner, then, notwithstanding any other provision of this Agreement: (i) Client understands and accepts all risk of transmitting Data in an unencrypted or otherwise noncompliant format; and (ii) Client releases, discharges, and shall indemnify and hold harmless Fiserv and its employees, officers, directors, agents, and Affiliates from any and all liability, damage, or other loss suffered by or through Client or any of the indemnified entities arising out of the transmission, destruction,

or loss of such Data, including without limitation any information security or privacy breach related to such Data.

(d) Examination of Client Information. Client Information may be subject to examination by such federal, state, or other governmental regulatory agencies as may have jurisdiction over Client's business to the same extent as such records would be subject if maintained by Client on its own premises. Client agrees that Fiserv may provide Client Information and/or reports or summaries thereof in Fiserv's possession when requested to do so by a court with proper jurisdiction pursuant to a lawful order (i.e., a warrant) or when otherwise formally requested to do so by a government regulator with proper jurisdiction. Fiserv shall notify Client in writing of each such lawful order or regulatory request, if permitted to do so by the applicable order or request, as soon as reasonably practicable following Fiserv's receipt thereof. Fiserv reserves the right to charge Client at the Professional Services Rate for any assistance requested by Client in writing and provided by Fiserv in response to regulatory requests, government agency requests, and legal process requests such as subpoena or search warrant, in each case to the extent related to Client and/or Client Information, whether issued during or after the term of this Agreement.

5. Infringement Claims.

(a) Fiserv shall, at its expense, defend Client against any third party claim or action specifically alleging that a Deliverable as provided by Fiserv under an Exhibit infringes a United States patent, copyright, trademark, or other proprietary right of such third party ("**Infringement Claim**") and shall pay all amounts payable by Client that are specifically attributable to the Infringement Claim under any final, non-appealable judgment, verdict, or court order entered by a court of competent jurisdiction or monetary settlement agreed in writing by Fiserv in respect of any Infringement Claim, provided that Client: (i) promptly notifies Fiserv in writing of such Infringement Claim within 10 days of such Infringement Claim arising; (ii) promptly grants Fiserv the sole right to control the defense and disposition of such Infringement Claim, where such control includes the right to choose legal counsel and negotiate any settlement that does not result in non-monetary obligations to Client other than termination of use of the applicable Deliverable under 5(b)(ii) below; and (iii) provides Fiserv with reasonable and prompt cooperation and assistance in the defense and disposition of such Infringement Claim.

(b) In resolution of an Infringement Claim, Fiserv, at its sole option and expense, may: (i) either (A) procure for Client the right to continue to use the Deliverable, as applicable, or (B) provide a replacement or modification for the Deliverable, as applicable, so as to avoid infringement; or (ii) if neither option under (i) above is reasonably practical in Fiserv's sole opinion, Fiserv may, upon written notice to Client, stop providing the applicable Deliverable and terminate the applicable Schedule (or part thereof) and Client's use of the Deliverable, and references to such Deliverable (and any fees in connection therewith) shall automatically be removed from this Agreement. Solely with respect to such termination and prepaid, one-time license fees for a terminated Deliverable, Fiserv shall pay to Client a pro rata refund of the prepaid, one-time license fees paid by Client for the infringing Deliverable or portion thereof, depreciated on a five-year straight line basis commencing on the effective date of the applicable Schedule for such Deliverable.

(c) Notwithstanding the foregoing, Fiserv shall have no liability for any Infringement Claim (or any other claim or action) to the extent based upon or arising from: (i) use of any part of a Deliverable in combination with materials or software not provided by Fiserv (except as expressly specified in this Agreement); (ii) modifications to any Deliverable made by Client or any third party; (iii) use of other than the current release or version of any Deliverable if infringement would have been avoided by use of such current release; (iv) use of any part of any Deliverable other than for its intended use and otherwise in accordance with the applicable Documentation and the terms of this Agreement; (v) Deliverables created or provided based on Fiserv's adherence to Client's specifications or instructions, or Fiserv's use of any materials provided by Client in connection with any Deliverables, to the extent the alleged infringement arose from such Client-provided specifications, instructions and/or materials; or (vi) any third party Products or materials provided by Fiserv except to the extent the third party Products or materials are embedded in a Fiserv-owned Deliverable.

(d) THE OBLIGATIONS SET FORTH IN THIS SECTION 5 ARE FISERV'S ENTIRE LIABILITY AND CLIENT'S SOLE AND EXCLUSIVE REMEDY FOR ANY INFRINGEMENT CLAIM, AND CLIENT HEREBY EXPRESSLY WAIVES ANY OTHER LIABILITY ON THE PART OF FISERV ARISING THEREFROM.

6. Warranties.

(a) By Fiserv. Without limiting any warranties made by Fiserv in the Schedules and Exhibits attached hereto, Fiserv warrants that: (i) no contractual obligations exist that would prevent Fiserv from entering into this Agreement; (ii) it has the requisite authority to execute, deliver, and perform its obligations under this Agreement; (iii) Professional Services will be provided in a workmanlike manner; and (iv) it will comply with all laws, regulations, and Network Operating Rules directly applicable to Fiserv in the performance of its obligations as a technology solutions provider under this Agreement.

(b) By Client. Without limiting any warranties made by Client in the Schedules and Exhibits attached hereto, Client warrants that: (i) no contractual obligations exist that would prevent Client from entering into this Agreement; (ii) it has the requisite authority to execute, deliver, and perform its obligations under this Agreement; (iii) it will comply with all laws, regulations, and Network Operating Rules that are directly applicable to Client's receipt and use of Deliverables under this Agreement; and (iv) it will comply with all laws and regulations applicable to Client's business.

(c) THE WARRANTIES STATED ABOVE AND IN THE SCHEDULES AND EXHIBITS, IF ANY, ARE LIMITED WARRANTIES AND ARE THE ONLY WARRANTIES MADE BY THE PARTIES. FISERV DOES NOT REPRESENT THAT THE DELIVERABLES MEET CLIENT'S REQUIREMENTS OR THAT THE OPERATION OF THE DELIVERABLES WILL BE UNINTERRUPTED OR ERROR-FREE. CLIENT ACKNOWLEDGES THAT IT HAS INDEPENDENTLY EVALUATED THE DELIVERABLES AND THEIR APPLICATION TO CLIENT'S NEEDS. FISERV DISCLAIMS, AND CLIENT HEREBY EXPRESSLY WAIVES, ALL OTHER REPRESENTATIONS, CONDITIONS, AND WARRANTIES, EXPRESS AND IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, AND ANY WARRANTIES ARISING FROM A COURSE OF DEALING OR USAGE OR TRADE. CLIENT MAY NOT MAKE ANY WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, ON BEHALF OF FISERV, ITS AFFILIATES OR THEIR RESPECTIVE THIRD PARTY PROVIDERS OR LICENSORS TO ANY AUTHORIZED USER OR ANY OTHER PARTY IN CONNECTION WITH THE DELIVERABLES WITHOUT FISERV'S EXPRESS PRIOR WRITTEN CONSENT.

7. Limitation of Liability.

(a) Indirect Damages Waiver. IN NO EVENT SHALL EITHER PARTY HERETO BE LIABLE FOR LOSS OF GOODWILL, PROFIT, REPUTATION, OR BUSINESS, OR FOR SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, EXEMPLARY, OR TORT DAMAGES, ARISING OUT OF OR RELATING TO THIS AGREEMENT, REGARDLESS OF WHETHER SUCH CLAIM ARISES IN TORT, CONTRACT, OR OTHERWISE.

(b) Limitations Period. EXCEPT FOR CLAIMS RELATED TO PROPRIETARY RIGHTS OR OBLIGATIONS TO PAY AMOUNTS DUE OR OWING, NEITHER PARTY MAY ASSERT ANY CLAIM AGAINST THE OTHER RELATED TO THIS AGREEMENT MORE THAN 2 YEARS AFTER SUCH CLAIM ACCRUED.

(c) Damages Cap. FISERV'S AGGREGATE LIABILITY TO HOLDCO, CLIENT AND ANY THIRD PARTY (INCLUDING ANY CUSTOMER OF CLIENT) FOR ANY AND ALL CLAIMS AND OBLIGATIONS RELATING TO THIS AGREEMENT SHALL BE LIMITED TO THE TOTAL FEES PAID BY CLIENT TO FISERV UNDER THIS AGREEMENT DURING THE 6 MONTH PERIOD PRECEDING THE DATE THE LAST CLAIM ACCRUED, OR, IF LESS THAN 6 MONTHS HAVE OCCURRED, THE AVERAGE OF THE FEES PAID IN THE MONTHS PRECEDING THE DATE THE LAST CLAIM ACCRUED MULTIPLIED BY 6 (THE "**DAMAGES CAP**"), PROVIDED, HOWEVER, THE DAMAGES CAP SHALL NOT APPLY TO FISERV'S LIABILITY FOR INFRINGEMENT CLAIMS, AS SET FORTH IN SECTION 5 ABOVE.

8. Term and Termination.

(a) Term. This Agreement shall be effective on the Effective Date and shall remain in effect until the term of all Deliverables (including any holdover period) has expired or terminated, unless otherwise terminated as provided herein. Unless otherwise set forth in a Schedule, the initial term of the Deliverables provided hereunder shall end 7 years following the date the Deliverables are first used by Client in live production. Unless written notice of non-renewal is provided by either party at least 180 days prior to expiration of the initial term or any renewal term, the Deliverables shall automatically renew for additional term(s) of 1 years.

(b) Termination. In addition to termination rights set forth in any Exhibit or Schedule:

(i) Either party may, upon written notice to the other, terminate this Agreement if the other party materially breaches its obligations under this Agreement and the breaching party fails to cure such material breach within 45 days following its receipt of written notice stating, with particularity and in reasonable detail, the nature of the claimed breach.

(ii) Except with respect to amounts disputed pursuant to Section 2(e) above, if any invoice remains unpaid by Client 30 days after due, Fiserv may, upon at least 30 days' prior written notice, terminate: (A) the Schedule and/or Client's access to and use of Deliverables to which the payment failure relates; or (B) this Agreement including all Schedules if the unpaid amounts constitute a material portion of annual charges due under this Agreement.

(iii) If Fiserv reasonably believes that Client has breached this Agreement, or that any actual or threatened act or conduct by Client in using the Deliverables that make use of the Deliverables, violates any material applicable laws, governmental rules, governmental regulations, or Network Operating Rules, or otherwise poses a material threat to Fiserv's equipment, processes, intellectual property, or to any Fiserv System (any of the foregoing, a "**Threatening Condition**"), Fiserv will provide Client with notice of the Threatening Condition and both parties will use reasonable efforts to cure or cause the correction of the Threatening Condition. Without limiting the foregoing, Client agrees that Fiserv may suspend any and all use of the applicable Deliverables until such Threatening Condition is cured. In any event, Fiserv may terminate Client's use of the applicable Deliverables without further notice if the Threatening Condition remains uncured more than 30 calendar days after Client is notified of the Threatening Condition. Any suspension or termination of Deliverables pursuant to this Section 8(b)(iii) will not be deemed to be a breach by Fiserv of any of its obligations under this Agreement or the Sponsorship Agreement. The rights set forth in this Section 8(b)(iii) are in addition to the termination rights that may be available to Fiserv under this Agreement or under the Sponsorship Agreement.

(c) Remedies. Except to the extent a remedy is identified as a party's sole and/or exclusive remedy, the remedies contained in this Section 8 are cumulative and are in addition to the other rights and remedies available to each party under this Agreement, by law or otherwise.

9. Dispute Resolution. Before initiating legal action against the other party relating to a dispute herein, the parties agree to work in good faith to resolve disputes and claims arising out of this Agreement. To this end, either party may request in writing (a "**Dispute Notice**") that each party designate an officer or other management employee with authority to bind such party to meet to resolve such dispute or claim. If such dispute or claim is not resolved within 30 days of such Dispute Notice, either party may pursue (or not) any legal action it desires relating to such dispute or claim. This paragraph will not apply if expiration of the applicable time for bringing an action is imminent and will not prohibit a party from pursuing injunctive or other equitable relief to which it may be entitled.

10. Audit.

(a) Fiserv Operations and Security. Client acknowledges and agrees that Fiserv is subject to certain examinations by the Federal Financial Institutions Examination Council ("**FFIEC**") regulators and agencies. Client acknowledges and agrees that reports of such examination of Fiserv business units are available to Client directly from the relevant FFIEC agencies. Fiserv employs an internal auditor responsible for reviewing the integrity of its processing environments and internal controls. If Client desires information regarding Fiserv's response to relevant regulations, supervisory guidance or other notices published by any of the federal banking agencies, Client shall direct such inquiries to the applicable Fiserv account executive. Nothing in this Section 10(a) shall modify Fiserv's obligations under Section 4(d) above.

(b) Audit. Fiserv provides for periodic independent audits of its data centers performing Services, which shall include an annual SSAE 18 Type II audit (or such subsequent replacement standard) to the extent required by law or regulation. Upon Client's request, Fiserv shall provide Client with a copy of such independent audit reports of the Fiserv service center providing Services within a reasonable time after its completion, and Fiserv may charge Client a fee based on the pro rata cost of such audits apportioned among Fiserv's clients. If material deficiencies affecting the Services are noted in such audit report, Fiserv will develop

and implement an action plan to address and remediate any such deficiencies within a commercially reasonable time at Fiserv's expense.

(c) Billing Records. Upon Client's reasonable request in writing no more frequently than once every 12 months, Fiserv shall provide Client with documentation supporting the amounts invoiced by Fiserv hereunder for the 12-month period preceding such request by Client. If such documentation reveals the amounts paid to Fiserv exceed the amounts to which Fiserv is entitled, Fiserv shall promptly credit to Client the amount of such overpayment. Conversely, if such documentation reveals the amounts paid to Fiserv are less than the amounts owed hereunder, Client shall promptly remit the amount of such underpayment to Fiserv. Invoices dated prior to the 12-month review period shall be deemed correct.

11. Hiring and Employment.

(a) Background Checks. Neither party shall knowingly permit any of its employees to have access to the premises, records or data of the other party when such employee: (i) uses drugs illegally; or (ii) has been convicted of a crime in connection with a dishonest act or a breach of trust, as set forth in Section 19 of the Federal Deposit Insurance Act, 12 U.S.C. 1829(a) (a "**Conviction**"). Consistent with Fiserv's employment practices, newly hired Fiserv employees are required to pass both a pre-employment criminal background check and pre-employment drug screening, as permitted by law, and Fiserv periodically confirms that employees have not acquired any Convictions subsequent to hiring. Upon Client's reasonable request and at Client's expense, Fiserv may perform more frequent confirmation checks or utilize additional reasonable background checking criteria for those of Fiserv's employees who will have access to Client facilities or Client's networks and computer systems located at Client facilities. The results of all such background checks shall be retained solely by Fiserv or the third party performing such screening on behalf of Fiserv.

(b) Equal Employment. Fiserv agrees that it shall abide by the requirements of Presidential Executive Order 11246, appearing at 41 CFR §§ 60-1.4(a), 60-300.5(a), 60-741.5(a), and as amended by the Executive Order dated July 21, 2014. These regulations prohibit discrimination against qualified individuals based on their status as protected veterans or individuals with disabilities and prohibit discrimination against all individuals based on their race, color, religion, sex, sexual orientation, gender identity, or national origin. Moreover, these regulations require that covered prime contractors and subcontractors take affirmative action to employ and advance in employment qualified individuals without regard to race, color, religion, sex, sexual orientation, gender identity, national origin, protected veteran status or disability.

12. General.

(a) Binding Agreement. This Agreement is binding upon the parties, their participating Affiliates, and their respective successors and permitted assigns.

(b) Assignment; Subcontracting. Neither this Agreement nor any part thereof or interest therein may be sold, assigned, transferred, pledged, or otherwise disposed of by Client, whether pursuant to change of control, by operation of law or otherwise, without Fiserv's prior written consent, which shall not be unreasonably withheld. "Change of control" shall include without limitation the sale of 50% or more of Client's common stock, the sale of all or substantially all of Client's assets, or any merger in which Client is not the surviving organization. Client agrees that Fiserv may assign this Agreement, provided any assignee shall be obligated to comply with Fiserv's obligations hereunder to the same extent as Fiserv was prior to such assignment. Further, Fiserv may subcontract or delegate the performance of its obligations and/or the exercise of its rights hereunder; provided that any such subcontractors shall be required to comply with all applicable terms and conditions of this Agreement, and Fiserv shall remain primarily liable for the performance of any such subcontractors. Prior to engaging any subcontractor to provide services hereunder, Fiserv shall complete appropriate due diligence regarding such entity through Fiserv's Supplier Risk Assessment process.

(c) Entire Agreement; Amendments. This Agreement, including its Exhibits and Schedules, which are expressly incorporated herein by reference, constitutes the complete and exclusive statement of the agreement between the parties as to the subject matter hereof and supersedes all previous agreements with respect thereto and the terms of all existing or future purchase orders and acknowledgments. Each party hereby acknowledges that it has not been induced to enter into this Agreement by virtue of, and is not relying on, any representation made by the other party not embodied herein, any term sheets or other correspondence preceding the execution of this Agreement, or any prior course of dealing between the parties, including without

limitation any statements concerning product or service usage or the financial condition of the parties. Section headings are included for reference only and should not be used to interpret this Agreement or to define, expand, or limit its terms. The protections of this Agreement shall apply to actions of the parties performed in preparation for and anticipation of the execution of this Agreement.

(d) Amendments; Conflicts. Modifications of this Agreement must be in writing and signed by duly authorized representatives of the parties. If the terms of any Exhibit or Schedule conflict with the terms of this Agreement, this Agreement shall control unless the applicable Exhibit or Schedule expressly states that its terms control. If the terms of any Schedule conflict with the terms of the Exhibit to which such Schedule is attached, the terms of the Schedule shall control.

(e) Severability. If any provision of this Agreement is held to be unenforceable or invalid, the other provisions shall continue in full force and effect.

(f) Governing Law; Jury Trial Waiver. This Agreement will be governed by the substantive laws of the State of New York, without reference to provisions relating to conflict of laws. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement. Both parties agree to waive any right to have a jury participate in the resolution of any dispute or claim between the parties or any of their respective Affiliates arising under this Agreement.

(g) Force Majeure. With the exception of Client's obligation to pay amounts due and owing, neither party shall be responsible for delays or failures in performance resulting from acts of God, acts of civil or military authority, fire, flood, strikes, war, epidemics, pandemics, shortage of power, telecommunications or Internet service interruptions, third party networks or other acts or causes reasonably beyond the control of that party. The party experiencing the force majeure event agrees to give the other party notice promptly following the occurrence of a force majeure event, and to use diligent efforts to re-commence performance as promptly as commercially practicable.

(h) Notices. Any written notice required hereunder shall be given by: (i) Registered or Certified Mail, Return Receipt Requested, postage prepaid; or (ii) nationally recognized overnight courier service to the other party at the addresses listed on page 1 and/or to such other address or person as a party may designate in writing. Client shall send a copy of any notice it sends to Fiserv to the attention of Fiserv's General Counsel at 255 Fiserv Drive, Brookfield, WI 53045. All written notices shall be effective upon receipt. The foregoing notice requirements shall not apply to communications required in the regular course of Fiserv's provision of, or Client's use of, the Deliverables where written notice is not required; such regular course communications or requests may be made via email.

(i) No Waiver. The failure of either party to insist on strict performance of any of the provisions hereunder shall not be construed as the waiver of any subsequent default of a similar nature.

(j) Prevailing Party. The prevailing party in any arbitration, suit, or action brought by one party against the other party to enforce the terms of this Agreement or any rights or obligations hereunder, shall be entitled to receive, in addition to such other relief as the arbitrators or court may award, its reasonable costs and expenses, including without limitation all attorneys' fees, expert witness fees, litigation-related expenses and arbitrator and court or other costs incurred in such proceeding or otherwise in connection with bringing such arbitration, suit, or action. For purposes of this Agreement, a party is "prevailing" if that party prevails on the central issue raised in the action or claim, regardless of the amount of damages awarded or otherwise owed, if any. A party may prevail by judgment or decision in that party's favor, consent decree, settlement agreement or voluntary dismissal with or without prejudice.

(k) Survival. All rights and obligations of the parties under this Agreement that, by their nature, do not terminate with the expiration or termination of this Agreement shall survive the expiration or termination of this Agreement.

(l) Publicity. Client and Fiserv shall have the right to make general references about each other and the type of Deliverables being provided hereunder to third parties, such as auditors, regulators, financial analysts, and prospective customers and clients, provided that in so doing Client or Fiserv does not breach Section 3 or 4 of this Agreement. Fiserv may issue a press release regarding this Agreement, including its renewal and the addition of Deliverables, subject to Client's review and written approval, which shall not be unreasonably

withheld or unduly delayed; provided, however, no such press release or other public dissemination about Client shall occur prior to the date on which Client has consummated the acquisition of First State Bank in Elmore City.

(m) Fiserv Marks. Client will not use the name, trademark, service mark, logo or other identifying marks (collectively, "**Marks**") of Fiserv or any of its Affiliates in any sales, marketing, or publicity activities, materials, or website display unless Fiserv includes such Marks in a Deliverable or Fiserv consents in advance in writing. Any such authorized or approved use shall at all times comply with Fiserv's Trademark Usage Guidelines (or such other requirements and/or guidelines) set forth on Fiserv's corporate website and other reasonable requirements issued or otherwise made available by Fiserv.

(n) Client Marks and Content. Fiserv will have the right to use Client's Marks and materials, information, designs, works, and other content provided by Client (collectively, "**Client Content**") in connection with providing the Deliverables, where applicable, so long as Fiserv's use complies with any reasonable usage guidelines provided in writing by Client. Client will provide Client Content in accordance with Fiserv's reasonable guidelines for the Deliverables, and Client will obtain all necessary third party permissions and licenses required for Fiserv's use of Client Content. Client shall defend Fiserv and its Affiliates from any third party claim or action alleging that Fiserv's use of Client's Marks or Client Content infringes a trademark, copyright, or other proprietary right of such third party, and Client shall pay all amounts payable by Fiserv and its Affiliates that are specifically attributable to such claim or action under any final, non-appealable judgment, verdict, or court order entered by a court of competent jurisdiction or monetary settlement agreed in writing by Client in respect of any such claim or action.

(o) Independent Contractors. Client and Fiserv expressly agree they are acting as independent contractors and under no circumstances shall any of the employees of one party be deemed the employees of the other for any purpose. Except as expressly authorized herein or in the Exhibits, this Agreement shall not be construed as authority for either party to act for the other party in any agency or other capacity, or to make commitments of any kind for the account of or on behalf of the other.

(p) No Third Party Beneficiaries. Except as expressly set forth in any Exhibit hereto, no third party shall be deemed to be an intended or unintended third party beneficiary of this Agreement.

(q) Counterparts; Signatures. This Agreement and any Exhibits hereto may be executed in counterparts, each of which shall be deemed an original and which shall together constitute one instrument. The parties may execute this Agreement and any amendment hereto in the form of an electronic record utilizing electronic signatures, as such terms are defined in the Electronic Signatures in Global and National Commerce Act (15 U.S.C. § 7001 et seq.). Electronic signatures, or signatures transmitted electronically via PDF or similar file delivery method, shall each have the same effect as an original signature.

(r) Insurance. For the term of this Agreement, each of Fiserv and Client shall secure and maintain at its sole cost and expense the following insurance coverage with insurance carriers rated "A-VIII" or higher by A. M. Best Corporation:

(i) Commercial General Liability insurance covering bodily injury, property damage, and including contractual liability coverage, with a combined single limit of [redacted] per occurrence and [redacted] general aggregate.

(ii) Workers' Compensation insurance providing coverage pursuant to statutory requirements; and Employer's Liability insurance with limits of:

(A) [redacted] each accident

(B) [redacted] policy limit

(C) [redacted] each employee.

(iii) Commercial Automobile Liability insurance including owned, non-owned and hired vehicles with combined bodily Injury and property damage limits of [redacted] per claim, if such party owns any such vehicles.

(iv) Commercial Umbrella Liability insurance with per occurrence and aggregate limits of $5,000,000 per occurrence, with the liability insurance required under clauses (i), (ii), and (iii) above scheduled as underlying.

(v) Commercial Crime insurance, including, but not limited to Employee Dishonesty and Computer Fraud for the theft of property with limits of [redacted] per claim. The crime insurance includes coverage for third parties, which shall cover loss of or damage to money, securities, and other property sustained by Client, or for which Client holds for others, committed by an identified employee of either Fiserv or Client (as applicable), acting alone or in collusion with other persons.

(vi) Professional Liability, Technology Errors and Omissions and Cyber Liability covering acts, errors and omissions arising out of either Fiserv's or Client's performance or failure to perform its obligations under this Agreement, including but not limited to network security and privacy liability coverage, with limits of [redacted] per claim and in the aggregate.

Upon either party's written request, the other party will furnish its standard ACORD certificates of insurance issued by authorized representative(s) of the insurance carrier(s) as evidence of each foregoing coverage. Each party shall notify the other party if any policy for the insurance required above is cancelled or otherwise terminates, unless that policy is promptly replaced by another policy in accordance with the foregoing requirements, but in no event greater than 30 days. Notwithstanding anything to the contrary, Client shall not be obligated to provide the insurances listed in subsections (iv), (v) and (vi) until the consummation by Holdco of the purchase of First State Bank in Elmore City (whose name will then be changed to Old Glory Bank).

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

For Holdco itself and on behalf of Client: **Old Glory Holding Company**		For Fiserv: **Fiserv Solutions, LLC**	
By:	DocuSigned by: Eric Ohlhausen 4FE6F4827F1440F...	By:	DocuSigned by: 9E6F2FDD998B429...
Name:	Eric Ohlhausen	Name:	Sunil Sachdev
Title:	Chief Operating Officer	Title:	Authorized Signatory
Date:	June 13, 2022 | 16:28 CDT	Date:	June 13, 2022 | 18:14 CDT

Fee Exhibit to Master Agreement

Description	Quantity	Unit of Measure	Unit Price	Amount
Prices are USD (United States Dollar)				
A. One Time Fees				
Implementation and Training				[redacted]
Network Connectivity				[redacted]
One Time Fees Total				[redacted]
B. Monthly Recurring Fees				
Account Processing Services (Cleartouch) Monthly Minimum:				
For months 1 - 6			[redacted]	
For months 7 - 12			[redacted]	
For months 13 - 24			[redacted]	
For months 25+			[redacted]	
Active Accounts:				
Up to 500,000		Per Account	[redacted]	
500,001 to 1,500,000		Per Account	[redacted]	
1,500,001 to 5,000,000		Per Account	[redacted]	
Over 5,000,000		Per Account	[redacted]	
InActive Accounts:				
Up to 500,000		Per Account	[redacted]	
500,001 to 1,500,000		Per Account	[redacted]	
1,500,001 to 5,000,000		Per Account	[redacted]	
Over 5,000,000		Per Account	[redacted]	
Debit Processing Services:				
Debit Processing Monthly Bundle Fee:				
For months 1 - 6			[redacted]	
For months 7 - 12			[redacted]	
For months 13 - 24			[redacted]	
For months 25+			[redacted]	
Debit Processing PIN Transaction Processing (Combined ATM+POS Transactions) - Monthly				
From 0 to 15,000,000		Per Transaction	[redacted]	
From 15,000,001 to 25,000,000		Stepped Tier	[redacted]	
From 25,000,001 to 50,000,000		Stepped Tier	[redacted]	
From 50,000,000 to 100,000,000		Stepped Tier	[redacted]	
Over 100,000,000		Stepped Tier	[redacted]	
Accel POS Switch:				
From 0 to 500,000		Stepped Tier	[redacted]	
From 500,001 to 1,000,000		Stepped Tier	[redacted]	
From 1,000,001 to 2,500,000		Stepped Tier	[redacted]	
From 2,500,001 to 5,000,000		Stepped Tier	[redacted]	
Over 5,000,000		Stepped Tier	[redacted]	
Accel Network Security Fee		Per Transaction	[redacted]	
Accel ATM Transactions		Per Transaction	[redacted]	

MoneyPass:

Switch Fee	Per Transaction	[redacted]
Card Royalty Fee	Per Card	[redacted]

Debit Processing Services Monthly Fees:

EMV Contactless Transaction	Per Contactless EMV Tran	[redacted]
Tokenization - Digital OTP - SMS	Per Text	[redacted]
Tokenization - Digital OTP - Email	Per Email	[redacted]
Tokenization - Provisioning Notification - Email	Per Email	[redacted]
Tokenization - Provisioning Notification - Letter	Per Letter	[redacted]
Card Risk Services - Premium Texting	Per Text	[redacted]
Dispute Expert - Chargeback Sent	Per Request	[redacted]
Dispute Expert - Pre-Comp Sent	Per Request	[redacted]
Dispute Expert - EFT Adjustment Sent	Per Request	[redacted]
Dispute Expert - Copy Request	Per Request	[redacted]
Dispute Expert - Good Faith	Per Request	[redacted]
Contact Center - Advance - Live Agent (optional service at Client's sole discretion)	Per Interaction	[redacted]
CardHub User Fee* (Active Accounts during prior calendar month)		
From 1 to 100,000	Per Active User	[redacted]
From 100,001 to 250,000	Per Active User	[redacted]
From 250,001 to 500,000	Per Active User	[redacted]
Over 500,000	Per Active User	[redacted]

*Client has the ability to (1) configure the available notifications cardholders can select from and (2) deactivate notifications for users based on Client's operating procedures related to card usage and other activity.

API Messages		
From 0 to 3,000,000	Per Message	[redacted]
Over 3,000,000	Per Message	[redacted]
Card Production - Standard EMV/Contactless		[redacted]

Credit Essentials Services - Bankcard Accounts on File:

From 1 to 10,000	Cliff Tier	[redacted]
From 10,001 to 25,000	Cliff Tier	[redacted]
From 25,001 to 50,001	Cliff Tier	[redacted]
From 50,001 to 100,000	Cliff Tier	[redacted]
Over 100,000	Cliff Tier	[redacted]
Credit Essentials Monthly Minimum	Per Month	[redacted]

Credit Processing Monthly Fees:

EMV Contactless Transaction	Per Contactless EMV Tran	[redacted]
Digital OTP SMS	Per SMS	[redacted]
Digital OTP Email	Per Email	[redacted]
Call Center Token Cardholder Auth Fee	Per Call	[redacted]
Provisioning Notification - Letter	Per Letter	[redacted]
Identity Verification - Min of $25	Per Call	[redacted]
Credit Counseling Locator Service (Over 10)	Per Call	[redacted]
Mailing Services - Presort	Per Item	[redacted]
Dispute Cases - Fraud & Non-Fraud	Per Case	[redacted]
Step-up Authentication	Per Code	[redacted]
Premium Texting	Per Text	[redacted]
OFX Maintenance	Per Finl Institution	[redacted]
uChoose Call Center Minutes	Per Minute	[redacted]

uChoose Statement File	Per File	[redacted]
Monthly Token Card Support	Per Token	[redacted]
Contact Center - Advance - Live Agent	Per Interaction	[redacted]
Statement Advantage:		
Data File Composition - DDA/SAV Stmts/Loans/Notices(Print and electronic)		
Less than 1,000,000 statements per month	Per duplex page	[redacted]
Greater than 1,000,000 statements per month	Per duplex page	[redacted]
Printing Complete - Full Color	Per duplex page	[redacted]
Printing Essentials - Black and White notices	Per duplex page	[redacted]
Statements that require check images	Per statement	[redacted]
Presort, CASS, NCOA, Env IMB	Per Mailed Envelope	[redacted]
Monthly Processing Fee/Per document type	Per Month	[redacted]
e-Statements Data File (EDD) - Checking and Savings eStatements & eNotices		
Up to 2,000,000 documents per month	Per Statement	[redacted]
2,000,001 - 5,000,000 documents per month	Per Statement	[redacted]
5,000,001 - 8,000,000 documents per month	Per Statement	[redacted]
Greater than 8,000,000 documents per month	Per Statement	[redacted]
Electronic Document Monthly Minimum	Per Month	[redacted]
Extended Retention (up to 84 months for electronic documents)	Per Month	[redacted]
Deposit Solutions:		
Deposit Solutions Monthly Minimum (excludes FCN)	Per Month	[redacted]
Inclearing Soure Capture Hosting	Per Item	[redacted]
Deposit Returns Monthly Base Fee	Per Month	[redacted]
Deposit Return Items	Per Item	[redacted]
Outgoing Return Items	Per Item	[redacted]
Exception Item Pass (monthly maximum may apply)	Per Item	[redacted]
Teller Source Capture Hosting	Per Item	[redacted]
Teller Deposit Software Access:		
First 50 Workstations	Per Workstation	[redacted]
Next 50 Workstations	Per Workstation	[redacted]
Over 100 Workstations	Per Workstation	[redacted]
Mobile Deposits Monthly Maintenance	Per Month	[redacted]
Mobile Deposits Hosting - Checks		
First 10,000 Checks Deposited	Per Check Deposit	[redacted]
Over 10,000 Checks Deposited	Per Check Deposit	[redacted]
Dynamic Deposit Risk Manager Hosting Services	Per Month	[redacted]
Daily Transit Cash Letters	Per Cash Letter	[redacted]
FCN Forward Transmissions	Per Item	[redacted]
MICR or X9 Transmissions - Mobile Deposits: Rapid Review Transmissions	Per Month	[redacted]
Fiserv Clearing Network - FCN Blended Fee	Per Month	[redacted]
National Image Archive/Online Services-View Pointe Archive (7 yrs) & Unlimted Retrievals	Per Item	[redacted]
CWS Browser-based Image Viewer		
Single Station Pricing	Per Station	[redacted]
One six-pack	Per 6-pack	[redacted]
Two to 5 six-packs	Per 6-pack	[redacted]
Six to 10 six-packs	Per 6-pack	[redacted]
More than 10 six-packs	Per 6-pack	[redacted]
Internet Banking Interface Connection	Per Month	[redacted]
Deposit Review Items - Other Channels	Per Item	[redacted]

Payments Exchange:

Monthly Recurring Wire Fees	Per Wire	[redacted]
Fraud Services Integration Monthly Maintenance - FCRM Real-Time	Per Month	[redacted]
Payments Exchange 3rd party (ie: Alkami, Q2, etc) integration	One-time	[redacted]
Payments Exchange 3rd party (ie: Alkami, Q2, etc) monthly fee	Per Month	[redacted]
Communicator Open - Banking APIs		
Below 200,000 API Transactions	per month	[redacted]
200,001 to 500,000 API Transactions	per month	[redacted]
500,001 to 750,000 API Transactions	per month	[redacted]
750,001 to 1,000,000 API Transactions	per month	[redacted]
1,000,001 to 2,000,000 API Transactions	per month	[redacted]
2,000,001 to 3,500,000 API Transactions	per month	[redacted]
3,500,001 to 5,000,000 API Transactions	per month	[redacted]
5,000,001 to 7,500,000 API Transactions	per month	[redacted]
7,500,001 to 10,000,000 API Transactions	per month	[redacted]
10,000,001 to 20,000,000 API Transactions	per month	[redacted]
Connect for Cleartouch*		
Customer Source Base Package (<$350M assets)	per month	[redacted]
Customer Source Base Package ($350M - $550M assets)	per month	[redacted]
Customer Source Base Package ($550M - $1B assets)	per month	[redacted]
Customer Source Base Package (>$1B assets)	per month	[redacted]
Customer Source Additional Package (<$350M assets)	per month	[redacted]
Customer Source Additional Package ($350M - $550M assets)	per month	[redacted]
Customer Source Additional Package ($550M - $1B assets)	per month	[redacted]
Customer Source Additional Package (>$1B assets)	per month	[redacted]
Internet Banking Package (<$350M assets)	per month	[redacted]
Internet Banking Package ($350M - $550M assets)	per month	[redacted]
Internet Banking Package ($550M - $1B assets)	per month	[redacted]
Internet Banking Package (>$1B assets)	per month	[redacted]
Deposits Additional Package (<$350M assets)	per month	[redacted]
Deposits Additional Package ($350M - $550M assets)	per month	[redacted]
Deposits Additional Package ($550M - $1B assets)	per month	[redacted]
Deposits Additional Package (>$1B assets)	per month	[redacted]

**Customer Source Base Package & Internet Banking Package include up to [redacted] hours each of implementation and technical support. Additional hours require a contract amendment at the current contractual PS rate.*

Netw ork Connectivity		[redacted]
Monthly Recurring Fees Total		[redacted]

Optionally Requested Services:

Credit Processing Optional Services:		
Balance Transfer Monthly Participation	Per Finl Institution	[redacted]
Balance Transfer Request Processing	Per Item	[redacted]
Convenience Check Monthly Participation	Per Finl Institution	[redacted]
Convenience Check Processing	Per Item	[redacted]
Convenience Check Returned Item	Per Item	[redacted]
Nautilus Additional Seat Maintenance	Per Seat	[redacted]

C. Pricing Notes

1. The pricing set forth herein is based on the understanding that all Deliverables, volumes and contractual terms and conditions are integral to the pricing. Any changes to the Deliverables, volumes and/or contractual terms and conditions may result in the pricing and any discounts / credits being adjusted.
2. Deliverables not listed above will be invoiced at the then-current Fiserv standard rates (e.g., year-end processing, card production, etc.).
3. Third party / materials / postage / hardware requires an actual quote.
4. Debit processing transactions are defined as the sum of PIN transactions, signature authorized transactions, and signature posted (settled) transactions.
5. Pricing is based on the assumption of accepting Accel Network. If participation in the Accel Network is not accepted, the debit card processing pricing is subject to change.
6. Pricing is based on the assumption of accepting Fiserv Clearing Network (FCN). If participation with FCN is not accepted, the pricing for the Deposit Solutions Services is subject to change.
7. The Professional Services Rate shall be [redacted] hour, subject to annual increases in accordance with Section 2(a) of the Agreement.
8. eStatements/eNotices pricing includes loading all digital only documents. The per document tiers are reset monthly. The fee includes 18-months of online document retention. There is an additional optional flat monthly fee to retain eStatements/eNotices longer than 18 months.

D. Fiserv Includes List

Cleartouch Account Processing:
Savings Accounts
DDA Accounts
Mortgage Loan Accounts
Consumer Loan Accounts
Commercial Loan Accounts
Collection Manager
Internal Sw eeps (Enhanced)
Check Reconciliation
General Ledger (Including Extracts)
High Dollar Cash Report (Bank Secrecy Act)
Automated Credit Reporting
Enterprise Output Manager
Disaster Recovery
Activity Manager
Activities for Cleartouch
Collateral Tracker
Transport - one vendor
Customer Source Accounts
Regulatory Reporting for Cleartouch
Year End or Annual Processing
(Excludes Forms and/or Postage)
NOW Netw ork Integration
Integrated Desktop
Return/Exception Proessing
Cleartouch Teller, New Accounts & CT Admin
Card Management System
Relationship Pricing
Transend for Window s Base License
Bank Match Program for Child Support
OFAC Reporting Module
Electronic CTR Filing
Round-up for Cleartouch (Savings Round Up)
ACH Manager
Safe Deposit Box Accounts

Education

2 Operational Review s
Virtual Trainer
Test/Training Institution

iVue Includes:
iVue Essentials Package
Business Analytics (5 Seats)
Automated Reporting Package
Business Analytics Initial Training (via Webex)

FCRM Includes:

AML & Fraud Manager Bundle
BA-AML/Fraud Risk Manager Reporting Module

Enterprise Content Manager Includes:
Director Essentials
Enterprise & Database License
Document Import Processor
Web Director or Unity Client

ConvergeIT Includes:
ConvergeIT
Per-minute pass-through costs not included

Communicator Open
Banking APIs (Below 200,000 API Transactions)

Notifi Advantage Includes:

75+ Alert Types
Real-Time Alert Delivery (Email, Secure Inbox, SMS Text, Mobile Push)
Employee Internal Alerts
Commercial Cash Management 20+ Alerts
Scheduled Alerts
Broadcast Alerts
Reporting (On-demand, Pre-defined)
Actionable Alerts
Auto Enrollment
GL Alerts
Employee Security Alerts

Debit Processing Includes:
AUDIT REPORT ACCESS FEE
EMV TRANSACTION AUTHORIZATION
TOKENIZATION MONTHLY FEE - APPLE PAY
TOKENIZATION MONTHLY FEE - GOOGLE PAY
TOKENIZATION MONTHLY FEE - SAMSUNG PAY
TOKENIZATION MONTHLY FEE - FITBIT PAY
TOKENIZATION MONTHLY FEE - GARMIN PAY
DIGITAL OTP - MONTHLY FEE
HOST MONTHLY FEE
FILE AUTH RECORD FEES - DEBIT
SECURE FILE TRANSMISSIONS
WEB SERVICES MONTHLY SUPPORT
WEB SERVICES MONTHLY FEE
CWSI MONTHLY SERVICE FEE
CWSI MONTHLY USER FEE
CVI - 12 MONTH ACCESS
SOFT TOKEN LICENSE FEE
NETWORK ACCESS PACKAGE - REGIONAL
NETWORK ACCESS PACKAGE - NATIONAL
RISK OFFICE ADVISOR
AUTOMATED RISK EXEMPTION SERVICE (ARES)
3D SECURE MONTHLY FEE
3D SECURE TRANSACTION FEE
DISPUTE EXPERT - FRAUD ADVICE REPORTING
CARD EXPERT
CARDHUB MONTHLY FEE
ACCOUNT UPDATER MONTHLY SERVICE FEE
API MONTHLY SUBSCRIPTION

Credit Processing Includes:
Account Processing
Transaction Processing
EMV
Tokenization
SpendTrack
Call Center Services
Black & White Statement and Letter Preparation
Risk Advisor
Lost/Stolen Reports
3D Secure
Automated Risk Exemption Service (ARES)
Online Cardholder Self-Service

Credit Processing Includes (cont.):
Settlement Servcies
Payment Processing
uChoose Rew ards Card Fee
Nautilus Document Storage
Standard File Transmissions
Sponsorship Services
Account Updater

ASP Services Exhibit to Master Agreement

1. Services.

(a) General. The parties shall add individual Schedules to this ASP Services Exhibit (this "**Exhibit**") for Fiserv's provision of ASP, processing, or other service bureau Services to Client. The terms of this ASP Services Exhibit shall apply to the Services set forth in Schedules attached to this Exhibit. If optional services are listed on a Schedule to this Exhibit, such optional services shall become part of the Agreement upon Client's use of such optional services.

(b) Span of Control. For Services that use third party services or delivery methods to deliver messages through email, short message service ("**SMS**"), or other methods outside of Fiserv's control, such as online banking or mobile-based Services, Client acknowledges that Fiserv's performance of such Services is dependent on the facilities, networks, security and connectivity of third party telecommunications and network service providers, governmental entities and other third parties (collectively, the "**Third Party Factors**"). Client acknowledges that the performance of such Services will be affected by such Third Party Factors and that Third Party Factors are outside of Fiserv's Span of Control. Fiserv's "**Span of Control**" means those networks, systems and software that are used in the provision of the Services that are under the direct control of Fiserv (excluding Third Party Factors). Fiserv will have no liability for any reduction, interruption, impairment, termination or suspension of the Services to the extent caused by factors outside Fiserv's Span of Control.

(c) Use of Offshore Resources. Employees and subcontractors of Fiserv and its Affiliates who are located outside the United States of America or its territories ("**Offshore**") may perform activities that include but are not limited to: software coding and code testing; quality assurance activities; and software production, software operational and software engineering support. Such personnel may have access to Client Information, provided that: (i) no such Client Information will be housed or processed Offshore without Client's prior written consent; (ii) such Client Information may not be copied to or stored at the Offshore location; and (iii) all communications containing such Client Information will be masked, encrypted or otherwise secured. Temporary remote access to data stored in Fiserv's systems located in the United States, using encrypted connectivity via a virtual desktop or similar technology, shall not constitute a violation of this preceding sentence. Notwithstanding the forgoing, no employee or subcontractor of Fiserv or any Affiliate that is located outside the United States of America will communicate (email or calls) with Client or any customer of Client.

2. Fiserv System and Client Systems. Fiserv systems used in the delivery of Services (the "**Fiserv System**") and Client's networks and computer systems ("**Client Systems**") contain information and computer software that are proprietary and confidential information of the respective parties, and their suppliers and licensors. Each party agrees: (a) not to attempt to circumvent the devices employed by the other party to prevent unauthorized access thereto, including without limitation modifications, decompiling, disassembling, and reverse engineering thereof; and (b) to reasonably maintain its respective systems in order to provide or receive, as applicable, the Deliverables as set forth in the Agreement.

3. Fiserv Obligations.

(a) Client Policies. While assigned to provide Services at a Client location or otherwise visiting Client's facilities, Fiserv employees will comply with Client's reasonable safety and security procedures and other reasonable Client rules applicable to Client personnel at those facilities to the extent such procedures and rules are provided to Fiserv in writing and in advance and are consistent with both the terms of the Agreement and Fiserv's policies.

(b) Changes. Fiserv may make changes in its methods of delivering the Services, including but not limited to operating procedures, type of equipment or software resident at, and the location of Fiserv's service center(s), provided that any such changes will not materially diminish the functionality provided by the Services, unless such change is required by applicable law or regulation. Fiserv will notify Client no less than 90 days prior to implementing any material change that affects Client's normal operating procedures, reporting, or internal service costs.

(c) Client Systems Access. If Fiserv accesses Client Systems, Fiserv will: (i) use this access only to provide Services to Client; and (ii) ensure that the Fiserv System includes up-to-date anti-viral software designed to prevent viruses from reaching Client Systems through the Fiserv System.

(d) Security Testing. Fiserv may use a third party to provide monitoring, penetration and intrusion testing with respect to certain Services. Upon Client's written request, Fiserv agrees to provide Client with a copy of its most recent security certification, if any, for the applicable Fiserv service center providing such Services.

(e) Services Warranties. Fiserv warrants that: (i) Services will conform in all material respects to the specifications set forth in the Schedules to this Exhibit and to the Documentation; and (ii) Fiserv personnel will exercise due care in the provision of the Services. If Client notifies Fiserv in writing of any alleged warranty defect hereunder within 90 days after the date the Services were performed, then Fiserv shall correct the Services at no additional charge to Client.

(f) Support. Client acknowledges that Fiserv will provide support on the current version for the Services under the Schedules attached hereto; support may not be available for older versions of the Services.

4. Client Obligations.

(a) Procedures. Client agrees to comply with Fiserv's procedures and operating instructions for use of Services and the Fiserv System, as may be provided to Client through training, Documentation, user manuals or help files available electronically through the Fiserv System or via other communication methods. Client acknowledges that Fiserv does not subscribe to any processing priority; all users receive equal processing consideration.

(b) Client Equipment. All communication lines, networks, terminals, equipment, computer software and systems, and interface devices required to access the Fiserv System and to transmit and receive data and information between Client's location(s), Fiserv's service center(s), and/or other necessary location(s) (collectively, "**Client Equipment**") are subject to approval by Fiserv and shall be compatible with the Fiserv System. Client is responsible for procuring and managing Client Equipment at its expense, provided that communication lines from Client's primary location to the Fiserv data center shall be procured from Fiserv. Client agrees to pay Fiserv's standard fee for recertification of the Fiserv System resulting from Client's use of non-compatible Client Equipment.

(c) Input. Client shall be solely responsible for the input, transmission, and delivery to and from Fiserv (whether delivered to or from Client site(s) or any applicable clearinghouse, regulatory agency, or Federal Reserve Bank) of all information and data required by Fiserv to perform Services unless Client has retained Fiserv to handle such responsibilities, as specifically set forth in Schedules to this Exhibit. The information and data shall be provided in a format and manner approved by Fiserv. Fiserv shall not be responsible for Client's failed access to the Services across public lines or compromised data delivered over such lines. Client is responsible for providing all instructions requested by Fiserv as necessary to perform the Services. Client shall determine and be responsible for the authenticity, accuracy, and completeness of all information, data and instructions submitted to Fiserv. Fiserv is not obligated to check for errors or omissions in any such information, data, or instructions and/or to correct, cancel or amend any action in connection with any Services once Fiserv has received instructions to complete such action. If Client's records or other data submitted for processing are lost or damaged for any reason, Client shall retransmit (or cause retransmission of) such records or data.

(d) Client Review; Responsibility for Accounts. Client shall review all reports furnished by Fiserv for accuracy and shall work with Fiserv to reconcile any out of balance conditions or discrepancies. As applicable, Client shall be responsible for balancing its accounts each Business Day and promptly notifying Fiserv of any errors or discrepancies. If Client notifies Fiserv of errors or discrepancies attributable to Client or other third parties, Fiserv shall advise Client whether Fiserv can correct or assist in resolving such errors or discrepancies, including reconstruction thereof, and the terms (including estimated fees at the Professional Service Rate) under which Fiserv shall undertake the same. Upon acceptance thereof by Client, Fiserv will use commercially reasonable efforts to correct or assist in resolving such errors or discrepancies.

(e) Client Systems. Client shall ensure that Client Systems: (i) are capable of passing and/or accepting data from and/or to the Fiserv System, and (ii) include up-to-date anti-viral software designed to prevent viruses from reaching the Fiserv System through Client Systems.

(f) Client Notification. Client agrees that it shall notify Fiserv as soon as possible upon becoming aware of any incident of unauthorized access to the Fiserv System.

(g) Client Websites. Client shall be solely responsible for: (i) registering and maintaining its website(s) used in connection with the Services, including without limitation registering and maintaining all Internet addresses relating thereto; and (ii) providing reasonable security for, and otherwise ensuring compliance with applicable laws and regulations by, its website(s) and users of its website(s). Client shall have sole editorial control over its website(s), and Client shall be responsible for providing access through its website(s) to any relevant Services.

(h) Documentation. During the term of the Agreement, Client shall furnish to Fiserv the following:

(i) Within 120 days after the end of each fiscal year, financial statements, containing a balance sheet, statement of income and expenses;

(ii) Such interim financial information on Client as Fiserv may reasonably request; and

(iii) Such other information related to Client as Fiserv may reasonably request to perform an annual due diligence review, in accordance with the guidelines established by Fiserv's management and Board of Directors; provided, that such information is reasonably available to Client.

(i) Client Compliance. Client shall maintain appropriate licenses, registrations and authorizations as may be required by Applicable Law. "**Applicable Law**" means: (i) any Network Operating Rules (including the bylaws, operating rules and regulations of any Network or other electronic fund transfer network which is utilized by any party hereto for the purposes of fulfilling such party's obligations hereunder); (ii) any applicable rule or requirement of the National Automated Clearinghouse Association; (iii) Payment Card Industry Data Security Standards; and (iv) any and all laws, treaties, rules, regulations, regulatory guidance, determinations of (or agreements with) an arbitrator or governmental agency or authority and mandatory written direction from (or agreements with) any arbitrator or governmental agency or authority, including, without limitation, the Bank Secrecy Act and its implementing regulations including, without limitation, 31 CFR 1022.210, 31 CFR 1022.320, 31CFR 1022.420, any and all sanctions or regulations enforced by OFAC, and statutes or regulations of any state relating to gift cards, payroll cards, general purpose reloadable prepaid cards, money transmission or unclaimed property, that are applicable to the marketing, issuance, sale, authorization or usage of the payment cards for which Fiserv provides processing services under the Agreement ("**Cards**") (including, but not limited to, Title IV of the Credit Card Accountability Responsibility and Disclosure Act of 2009, Section 920 of the Electronic Fund Transfer Act, as amended, and the Prepaid Access Rule), or otherwise applicable to any of the parties by law or made applicable to any party as specifically set forth in the Agreement, as the same may be amended and in effect from time to time during the term of the Agreement. Client will, to the extent permitted by Applicable Law, promptly give written notice to Fiserv of any material adverse change with respect to Client.

(j) Indemnity. Client shall indemnify and hold harmless Fiserv, its Affiliates, and their officers, directors, and employees against any claims, actions, damages, and/or liabilities arising out of: (i) access to or use of the Fiserv System by Client or its customers in a manner other than as expressly permitted in the Agreement and any access to or use of the Fiserv System by any third party(ies) acting by, through, or on behalf of Client; and (ii) any and all claims by third parties through Client arising out of the performance of Services by Fiserv, unless such third party claim is connected to Fiserv's breach of this Agreement and/or violation of applicable law. The preceding sentence shall not operate as a waiver of any claims for breach Client may have, or preclude Client's recovery of damages from Fiserv pursuant to the terms and subject to the limitations of the Agreement.

5. Business Continuity / Disaster Recovery.

(a) General. Fiserv maintains a business continuity plan ("**Business Continuity Plan**") for each Service that describes measures it will implement to recover from a Disaster. A "**Disaster**" shall mean any unplanned impairment or interruption of those systems, resources or processes that enable standard performance of the applicable Service's functionality. Each Business Continuity Plan shall include a plan for the recovery of critical technology systems (a "**Disaster Recovery Plan**"), as well as procedures for restoring business operations at the primary location or at a designated recovery site, if necessary. Fiserv shall work with Client to establish a plan for alternative communications in the event of a Disaster. Fiserv shall make available to Client a summary copy of the Business Continuity Plan at no charge.

(b) Disaster Occurrence. Fiserv shall notify Client as soon as possible after a Disaster is declared by Fiserv and following such declaration, Fiserv shall comply with the Business Continuity Plan. Fiserv shall move the processing of Client's standard services to the recovery site as expeditiously as possible if operations cannot be satisfactorily restored (in Fiserv's sole discretion) at the primary location. If a recovery site is used, Fiserv shall coordinate the cut-over to back-up telecommunication facilities with the appropriate carriers. Client shall maintain adequate records of all transactions under the reasonable control of Client during the period of service interruption and shall have personnel available to assist Fiserv in implementing the switchover to the recovery site. During a Disaster, optional or on-request services shall be provided by Fiserv only to the extent adequate capacity exists at the recovery site and only after stabilizing the provision of base services.

(c) Disaster Recovery Test. Fiserv shall test the Disaster Recovery Plan annually. Client agrees to participate in and assist Fiserv with such test as invited by Fiserv. Upon Client's request, test results will be made available to Client's management, regulators, auditors, and insurance underwriters at no charge.

(d) No Warranty. Client understands and agrees that the Business Continuity Plan is designed to minimize, but not eliminate, risks associated with a Disaster affecting Fiserv's service center(s). Client maintains responsibility for adopting a disaster recovery plan relating to disasters affecting Client's facilities and for securing business interruption insurance or other insurance types necessary for Client's protection. Fiserv agrees to release information necessary to allow Client's development of a disaster recovery plan that operates in concert with the Business Continuity Plan.

6. Exclusivity. Subject to the provisions set forth below in this Section 6 and as otherwise set forth in the applicable Schedule(s) hereto, Fiserv shall be the sole and exclusive provider of the Services that are the subject matter of the Schedules to this Exhibit. Client agrees not to enter into an agreement with any other entity to provide these Services (or similar services), and not to actually receive from a third party or perform for itself these Services (or similar services) during the term of this Exhibit without Fiserv's prior written consent. If Client is acquired by another entity, the exclusivity provided to Fiserv hereunder shall apply with respect to the level or volume of Services provided immediately prior to the signing of the definitive acquisition agreement relating to such acquisition and shall continue with respect to the level or volume of such Services until any termination or expiration of this Exhibit. Notwithstanding anything to the contrary, Holdco shall not be in breach of this Agreement because of the existing core agreement to which FSB Elmore City is a party as of the Effective Date; provided, however, the parties hereto acknowledge and agree that the purpose of this Agreement is for such core agreement to expire or be terminated and for Client to convert to the Services hereunder upon Holdco's acquisition of FSB Elmore City. Further, and notwithstanding the forgoing, if Holdco acquires an additional bank (other than FSB Elmore City), such acquired bank may continue to use its then-current provider for the duration of the term of its existing agreement with such provider. Additionally, notwithstanding anything to the contrary herein, Fiserv acknowledges that Client intends to create and/or license from a third-party a closed-loop, person-to-person processing solution to be known as "Old Glory Pay" that will not rely on traditional network interchanges (i.e., MC or Visa interchanges).

7. Termination; Deconversion.

(a) Convenience; Early Termination. If Client desires to terminate the Agreement, a Schedule, or Services, or otherwise reduces (other than as a result of account attrition or volume fluctuation in the ordinary course of business) or terminates Services for any reason other than pursuant to Section 8(b)(i) of the Agreement, prior to the end of the term, then Client shall provide at least 180 days' advance written notice to Fiserv and shall pay a termination fee based on the remaining unused term of the Services being terminated. Such fee shall be determined by multiplying the average of the monthly invoices (prior to all issued credits, discounts and rebates) for each Service received by Client during the 6-month period preceding the effective date of termination (or if no monthly invoice has been received, the estimated monthly billing for each Service to be received hereunder) by 80%, multiplied by the remaining months of the term. Client shall also pay all third party costs existing on Fiserv's books on the date of termination.

(b) Defaults. If Client fails to cure its material breach or fails to pay amounts due, each as set forth in Section 8(b) of the Agreement and Fiserv terminates the Agreement pursuant to Section 8(b) of the Agreement, Fiserv shall; be entitled to recover from Client as liquidated damages for such early termination an amount equal to the present value of all payments remaining to be made for the remaining unused term of the Agreement or the applicable Exhibit, plus all third party costs existing on Fiserv's books on the date of

termination. For purposes of the preceding sentence, present value shall be computed using the "prime" rate (as published in The Wall Street Journal) in effect at the date of termination and "all payments remaining to be made" shall be calculated by multiplying the average monthly invoices for the 6 months immediately preceding the date of termination by the remaining months of the term.

(c) Liquidated Damages. The parties agree that Fiserv damages incurred as a result of early termination of any Services would be difficult or impossible to calculate as of the Effective Date. Accordingly, the amounts set forth in Sections 7(a) and 7(b) above represent a reasonable pre-estimate of damages and are not a penalty.

(d) Return of Client Files. Upon expiration or termination of the Agreement or any Schedule to this Exhibit, Fiserv shall promptly furnish to Client such copies of Client Files as Client may request in a Fiserv standard format, and shall provide such information and assistance as is reasonable and customary to enable Client to deconvert from the Fiserv System; provided, however, that Client authorizes Fiserv to retain Client Files until: (i) Fiserv is paid in full for all amounts due for all Services provided through the date such Client Files are returned to Client; (ii) Fiserv is paid its then standard rates for the services necessary to return such Client Files; (iii) if applicable, Fiserv is paid any applicable termination fee pursuant to Section 7(b) or Section 7(c) above; and (iv) Client has returned or destroyed all Fiserv Information in accordance with Section 3(b) of the Agreement. Fiserv shall be permitted to destroy Client Files any time after 30 days from the final use of Client Files for processing, unless: (A) Fiserv is directed by Client in writing to retain such files for a longer period, provided that Client may not require Fiserv to retain Client Files for longer than 90 days unless Fiserv agrees to such longer retention period, or (B) otherwise specified in a Schedule.

(e) Holdover. Services provided after an applicable termination date, expiration date, or final processing date specified by Client will be provided subject to Fiserv's capacity and will be invoiced at then current fees under the applicable Schedule plus a holdover premium of 25%, unless such holdover is due to Fiserv's action or inaction. If the holdover period extends beyond the then-current term, then terms and conditions of the Agreement and this Exhibit shall continue to apply during the holdover period.

Account Processing Services (Cleartouch) Schedule

to ASP Services Exhibit

1. Services.

(a) Description of Services. Fiserv agrees to provide to Client the services described in the Fee Exhibit (the "**Account Processing Services**").

(b) Client Obligations and Responsibilities. In addition to all other obligations set forth in this Account Processing Services Schedule (this "**Schedule**") and in the Agreement, Client will comply with the following obligations in connection with its use of the Account Processing Services:

(i) If Client provides scanned items to Fiserv for Fiserv to process as part of the Account Processing Services, Client will retain such scanned items for a period of at least 30 days and rescan any such items to Fiserv upon request if Fiserv requires any such items to reconcile a transaction.

(ii) Client will periodically monitor its closed accounts and notify Fiserv if it desires for such closed accounts to be deleted.

2. Fees. Client agrees to pay Fiserv the fees set forth in the Fee Exhibit for the Account Processing Services and any other related Deliverables provided under this Schedule. Such fees will be invoiced to Client on a monthly basis unless otherwise indicated.

3. Operations and Support.

(a) Hours of Operation. Subject to the Service Availability SLA set forth in the Service Level Exhibit, the Account Processing Services will be available to Client during the following hours:

Monday	7:00 A.M. - 9:00 P.M.
Tuesday	7:00 A.M. - 9:00 P.M.
Wednesday	7:00 A.M. - 9:00 P.M.
Thursday	7:00 A.M. - 9:00 P.M.
Friday	7:00 A.M. - 9:00 P.M.
Saturday	7:00 A.M. - 5:00 P.M.

All times are in Central Time. The data center will be closed for online operations on national holidays.

(b) Technical Support. Client will be responsible for all end user technical support; provided, however, that Fiserv will accept an initial technical support inquiry from Client's designated user support representatives and initiate the troubleshooting process. Fiserv shall use commercially reasonable efforts to determine the source of technical support issues and then attempt to remedy the issue. In no event is Fiserv obligated to contact Client's customers to provide support for the Account Processing Services.

(c) Client Inquiries. All Client inquiries (each, an "**Inquiry**") submitted via a Fiserv-provided client-facing portal will receive an automated confirmation upon Fiserv's receipt of the Inquiry. Fiserv's goal for responding to an Inquiry via a call to the Client Services support (toll free 800 number) is to answer such calls within 90 seconds, during normal business hours. In the event that Client leaves a voicemail Inquiry, that Inquiry will be acknowledged by Fiserv within 2 hours during normal business hours or promptly on the following Business Day for voicemails received after normal business hours. Fiserv's goal is to resolve Inquiries within 24 hours, and otherwise to develop a plan for resolution of the Inquiry within 24 hours, unless another mutually agreeable time is accepted by Fiserv and Client.

4. Training Materials. Fiserv will provide Client with a hard copy and, to the extent available for Account Processing Services, soft copy of training materials. Such training materials shall be accurate and materially correct. Client may use Fiserv's training materials (including screen shots set forth therein) to create internal procedure documents for the Account Processing Services. Client shall be solely responsible for the accuracy of such internal procedures and Fiserv shall not be liable in any manner for Client's use of Fiserv's training materials, as herein permitted, or for Client's failure to timely or accurately update or maintain its internal

procedures as applicable to the Account Processing Services. Fiserv's training materials and such created internal procedure documents shall be used by Client solely for internal training of Client's employees, subject to all restrictions and terms of the Agreement, and shall not be otherwise used, reproduced, or distributed without the prior written consent of Fiserv in each instance.

5. Escalation Procedure. Fiserv will assign a relationship manager ("**RM**") to Client that will be Client's first point of contact for concerns with the Account Processing Services, including without limitation concerns with Fiserv's handling of Inquiries. If Client believes its concerns are not being adequately addressed by the RM, the following is the escalation path that Client may follow to bring attention to such concerns: (a) VP, Client Management; (b) SVP/GM Fintech; and (c) EVP, Banking Organization.

Card Services Schedule to ASP Services Exhibit

1. GENERAL. On the terms and subject to the conditions set forth below, Fiserv and Client hereby enter into this Card Services Schedule (this "**Schedule**"), and agree that this Schedule is incorporated into, made subject to, and governed by the provisions of the Agreement. In the event of any conflict, ambiguity, or inconsistency between this Schedule and the Agreement or any other document that is a part of the Agreement, the terms of this Schedule control. For purposes of this Schedule, "Client" is Old Glory Bank, and Client acknowledges and agrees that Fiserv's provision of the Card Services is conditioned upon Client securing and maintaining in good standing a bank charter and FDIC insurance at all times.

2. CARD SERVICES. Fiserv, itself and through its Affiliates, will provide to Client all of the Services (a) that are described in this Schedule, including an Attachment, or a Service Request completed by the parties pursuant to this Schedule (a "**Service Request**"), and (b) for which a fee is identified herein, or in the Fee Exhibit to the Agreement or the applicable Service Request (such Services, collectively, the "**Card Services**"). In return, Client shall pay Fiserv the fees so identified. This Schedule replaces that portion of any existing contract between the parties covering the Card Services provided by Fiserv under this Schedule or a Service Request completed after the date thereof. Card Services may include one or more of the following Services:

(a) Debit Services. Fiserv may provide one or some combination of the following Services and other Services pertaining to the debit cards issued by Client (collectively, the "**Debit Services**"):

(i) Debit Card Processing. Fiserv will transmit transaction authentication requests and responses to and from the Card Networks enabled on the debit cards issued by Client.

(ii) ATM Driving. Fiserv will process transactions performed at Client's automated teller machines (each, an "**ATM**")

(iii) Card Management. Fiserv will make available to Client an automated system for debit card ordering, personal identification number ("**PIN**") ordering, debit card reissuance, and debit card inactivation (referred to in the relevant industry as "**Hot Carding**").

(b) Credit Services. Fiserv shall provide one or more of the following Services and other Services pertaining to the credit cards issued by Client if set forth in the Fee Exhibit or in a Service Request (collectively, the "**Credit Services**"):

(i) Credit Card Processing. Fiserv will transmit transaction authentication requests and responses to and from the Card Network(s) enabled on the credit cards issued by Client. For purposes of this Schedule and the fees owed by Client, a credit account is considered "Active" if it has: (a) a non-zero balance, (b) outstanding authorizations, or (c) at least one monetary (debit or credit) transaction during the applicable month. An account that does not qualify as Active is considered "**Inactive**".

(ii) Cardholder Services. Fiserv will provide the following Services with respect to inquiries received by Fiserv from Client's credit card cardholders in accordance with Contact Criteria (defined below) (collectively, the "**Cardholder Services**"):

A. Receive inbound telephone calls and research questions posed using data available to Fiserv;

B. Perform monetary adjustments, such as adjustments for annual fees, finance charges, late fees, and over-limit fees;

C. Account data entry or changes, such as address changes, name changes, account closings, adding additional names or cards to cardholder accounts, and cardholder credit life insurance or debt cancellation agreement commencement or cancellation;

D. Adjustment of account balances for payments received;

E. Balance transfers posted to the cardholder's account balance maintained on the Fiserv System;

F. Card activation and de-activation for lost or stolen cards; and

G. Referral to nearby consumer credit counseling and debt management services.

(iii) Lockbox Services. Fiserv or its third-party provider will provide the following Services with respect to items received at one or more post office boxes or suite numbers assigned to Client (collectively, the "**Lockbox Services**"); these Lockbox Services are expressly conditioned on Client's execution and compliance with all separate, written agreements required by Fiserv's third-party provider:

A. Bankable checks and other items found acceptable for deposit will be batched.

B. Batched items will be encoded with the dollar amount of the item and endorsed for deposit into the account identified in the instructions received by Client during implementation of the Lockbox Services.

C. Each bankable item will be imaged, and a printout of the information contained in each imaged item will be created and delivered to Client.

(iv) ACH Services. Fiserv's third-party provider will serve as the originating depository institution or receiving depository institution for the ACH entries created by Client. Fiserv will provide to Client statements and reports of ACH transfers. Provision of these Services is expressly conditioned on Client's execution and compliance with all separate, written agreements required by Fiserv's third-party ACH services provider, and these ACH Services are subject to the following additional terms:

A. Client shall notify Fiserv in writing of any unauthorized, erroneous, or improperly executed ACH transfers within five days of Client's receipt of the report of such transfer.

B. Client is solely responsible for ensuring that sufficient balances of available funds are on deposit to cover all transactions initiated by Client's customers and all returns in respect thereof. Fiserv may decline to forward transactions if sufficient balances are not available. Client will immediately reimburse Fiserv or its third-party provider, as applicable, for any overdrafts created.

C. Fiserv is not required to cancel or amend any ACH entry once sent, dishonor returns, or refuse notifications or change.

D. All IDs and passwords constitute Fiserv Information, as such term is defined in the Agreement.

E. Any credit given by Fiserv or its third-party provider with respect to an ACH credit entry is provisional until final settlement is received for such entry through a Federal Reserve Bank. If Fiserv or its third-party provider does not receive such final settlement for such entry within five days, Client shall refund the amount credited in connection with such entry, and the party making payment via such entry (i.e., the originator of such entry) will be deemed not to have paid the amount of such entry.

F. Unless Fiserv and Client mutually agree in writing otherwise for a particular Service, for Services that facilitate cardholder payment of account balances by ACH:

(1) Fiserv will comply with the applicable operating rules of the National Automated Clearinghouse Association ("**NACHA Operating Rules**") solely in its capacity as a Third Party Service Provider and a Sending Point if submitting the files to the Operator on behalf of Client, with "Third Party Service Provider", "Sending Point", and "Operator", each as defined in the NACHA Operating Rules.

(2) Fiserv will not be considered an Originator, Originating Depository Financial Institution or Institution or Third Party Sender, as defined in the NACHA Operating Rules: and

(3) Client will comply with the NACHA Operating Rules, including all applicable obligations of the Originating Depository Financial Institution, and decide the settings, options, parameters, and strategies for the Fiserv System, Services or Software that Client selects

(or that are selected at Client's direction) in order for Client to receive the Services to support cardholder payments by ACH.

(v) Online Access Services. Fiserv will provide Client and its customers or members access to browser-based solutions that Client's customers may use to initiate certain business transactions to their registered accounts (collectively, the "**Online Access Services**"). Fiserv shall, to the extent reasonably practicable, brand the website with Client's logo and designated colors and include links to Client's customer care websites and other information.

(c) Accel Network Participation. Client hereby elects to participate in the Accel® payments network, Fiserv's authorization, clearing, and settlement network for POS, ATM, and other electronic funds transfer transactions (the "**Accel Network**"). Client will participate in the Accel Network as a Member, as such term is defined in the Accel Network Operating Rules (as amended from time to time after the date hereof, and including any attachments or appendices thereto, the "**Accel Rules**"), unless otherwise agreed upon by the parties in writing. Client will be bound by, and shall comply with, all terms and conditions of the Accel Rules, including without limitation the fee provisions contained therein except to the extent the fees due under the Accel Rules are expressly modified by the fee provisions set forth in the Fee Exhibit. Client's participation in the Accel Network is subject to the following additional provisions:

(i) Any and all provisions of the Agreement regarding exclusivity or that require Client to obtain Services on an exclusive basis from Fiserv are inapplicable to Client's participation in the Accel Network. Client may add or participate in any Card Network, in its sole discretion, at any time during the term of this Schedule.

(ii) Client shall ensure at all times that all of the debit cards that it has issued or that have been issued by an entity that it acquires, and all of the ATMs that it owns, operates, or acquires, participate in Accel and are enabled to route transactions performed by them, in the case of debit cards, and at them, in the case of ATMs, over the Accel Network. Client shall notify other processors as necessary or directed by Fiserv to ensure their proper recognition of Client's participation in the Accel Network as described herein.

(iii) Fiserv may change the name of the Accel Network, through re-branding or consolidation with another network, and upon notification thereof to Client, all references to the Accel Network in this Schedule will be deemed to refer to the new name or network.

(iv) Certain provisions of the Agreement may be subject to Section 920 of the Electronic Funds Transfer Act and the Federal Reserve Board's Regulation II, Debit Card Interchange Fees and Routing, 12 CFR Part 235 (as amended, collectively, "**Regulation II**"). An essential inducement for each party to enter into the Agreement and this Schedule is their collective understanding that none of the economic provisions contained in the Agreement are inconsistent with Regulation II. Accordingly, if Regulations II's restrictions on interchange transaction fees, including the provisions thereof addressing evasion or circumvention of such restrictions, (a) are interpreted by rule, regulation, order, regulatory guidance, judicial decision, or other action to apply to any economic provisions contained in the Agreement, or (b) become applicable due to a change in the circumstances of Client, then the party that discovers such interpretation or change of circumstances shall provide notice thereof to the other party, and the parties shall meet promptly thereafter to discuss in good faith an agreeable solution to the situation, which may include repayment by Client of amounts previously paid by Fiserv, whether in the form of interchange fees or otherwise. In the event that a payment is owed by Client to Fiserv in order to be in compliance with Regulation II, that payment must be made no later than 45 days after the request is received by Client. If the parties are unable to agree on a solution within 30 days of the first meeting, then Fiserv will not be required to make any future payments of any amounts, provide any economic concessions, or perform any other obligation under the Agreement that would conflict with or violate Regulation II or any other applicable law.

(d) MoneyPass Network Participation. Client hereby elects to participate in Fiserv's MoneyPass® ATM surcharge-free electronic funds transfer network ("**MoneyPass Network**"). Client will participate in the MoneyPass Network pursuant to the MoneyPass Network Operating Regulations (as amended from time to time after the date hereof, and including any attachments or appendices thereto, the "**MoneyPass Rules**"),

unless otherwise agreed upon by the parties in writing. Client will be bound by, and shall comply with, all terms and conditions of the MoneyPass Rules, including fee provisions contained therein unless otherwise specified in the Fee Exhibit. Client's participation in MoneyPass Network is subject to the following additional provisions:

(i) Client shall comply, and shall cause its Issuer Participants or Acquirer Participants (as applicable) to comply, with and be subject to the MoneyPass Rules and all applicable laws, orders, and regulations. Client shall require by written agreement that its Issuer Processors and Acquirer Processors comply with the MoneyPass Rules and all applicable laws, orders, and regulations, and Client will be responsible to Fiserv for any noncompliance by Client's Issuer Processors or Acquirer Processors with the MoneyPass Rules, or any applicable laws, orders, or regulations.

(ii) Client shall ensure at all times that all of the debit cards that it has issued or that have been issued (to the extent such debit cards are still active and not cancelled by Client) by an entity that it acquires, and all of the ATMs that it owns, operates, or acquires, participate in the MoneyPass Network and are enabled to route transactions performed by them, in the case of debit cards, and at them, in the case of ATMs, over the MoneyPass Network. Client shall notify other processors as necessary or directed by Fiserv to ensure their proper recognition of Client's participation in the MoneyPass Network as described herein.

(iii) Fiserv may change the name of the MoneyPass Network, through re-branding or consolidation with another network, and upon notification thereof to Client, all references to the MoneyPass Network in this Schedule will be deemed to refer to the new name or network.

(iv) Client shall use commercially reasonable efforts to ensure that the MoneyPass Network is priority routed ahead of all other surcharge-free networks, such that when a payment card used at a Client ATM has more than one payment network enabled on it that requires the transaction to be surcharge-free, and one of those networks is the MoneyPass Network, Client will ensure the transaction is routed to the MoneyPass Network.

(e) Risk Management Services. Fiserv may provide one or some combination of the risk management services to assist Client in detecting and preventing fraudulent transactions processed under this Schedule (collectively, the "**Risk Management Services**"); these Services are subject to the following additional provisions:

(i) Fiserv will perform the Risk Management Services in accordance with the risk mitigation strategy agreed upon by the parties during the implementation process and thereafter by mutual agreement of the parties from time to time (the "**Risk Strategy**").

(ii) If Client elects to receive case management services, Fiserv will attempt to contact Client and/or the applicable cardholder, by live representative or automated dialing system, depending on the Risk Strategy selected, when a potentially fraudulent transaction is identified. Client is responsible for obtaining all legally-required consents for Fiserv to contact Client's customers or cardholders.

(iii) Client recognizes that any delay in reviewing Fiserv reports, confirming Fiserv actions as appropriate or sufficient, or taking corrective or mitigating actions recommended by Fiserv, may diminish the effectiveness of the Risk Management Services.

(iv) Client acknowledges that no fraud detection tool is 100% accurate; therefore, Fiserv will not be held liable for the actual or attempted fraudulent activity of third parties, provided, however, this subsection (iv) shall not operate as a waiver of any breach claims Client may have against Fiserv under this Schedule or elsewhere under this Agreement.

(f) Rewards Services. Fiserv's rewards services (the "**Rewards Services**") are configurable to enable Client's customers to accrue Client-funded points, merchant-funded points, or enterprise relationship rewards points, or some combination of them (collectively, "**Points**") through use of their payment cards or other actions agreed upon by the parties; end users may redeem accumulated Points from available rewards items that can be viewed on a rewards redemption website, including ecommerce companies with rewards shopping programs (collectively, "**Rewards Merchants**"). Rewards Services are subject to the following additional terms:

(i) Client will designate the transactions that qualify for Points, the Point valuation of each transaction, and the benefits that are provided when a customer redeems Points.

(ii) Fiserv shall provide Client one training session, without charge other than reasonable travel expenses, covering a general Rewards Services overview, administration of Client's chosen Rewards Services program, and end user training in the use of Rewards Services.

(iii) Client hereby consents to the transmission to, and the processing and retention by, Fiserv's third-party service providers and Rewards Merchants of transaction and account information of Client and its customers in the provision of Rewards Services, including by Fiserv to such entities of historical transaction records in furtherance of the Rewards Services. Client is responsible for providing appropriate notices and obtaining from its customers the consents necessary for Fiserv to share Client's customer information with Rewards Merchants and to enable such customers to use their Points with Rewards Merchants. Fiserv may cease providing the Rewards Services, in whole or in part, if its agreement with any of its third-party service providers or Rewards Merchants terminates before Fiserv is able to secure a suitable replacement. Fiserv is not responsible for any delays or failures of third-party participants in Client's Rewards Services program, including the failure of any merchant to reimburse Client for merchant-funded Points.

(g) SMS Messaging Services. Client will not permit services related to short message service which uses standardized communications protocols to allow short text messages to be sent from one mobile device to another mobile device or from the Web to a mobile device ("**SMS**") to be used to transmit:

(i) junk mail, spam, or unsolicited material to anyone who has not agreed to receive it or to whom Client or an SMS End User does not otherwise have a legal right to send the material;

(ii) viruses, Trojan horses, worms, back doors, trap doors, time bombs, cancelbots, drop dead devices, worms, spyware, or other malicious programs or files that damage, detrimentally interfere with, disable, intercept, or expropriate any system, data, or information (or that are intended to perform or achieve any of the listed actions);

(iii) any material that: (1) violates any third party's intellectual property rights or rights of confidentiality, privacy, or publicity; (2) violates the rights or obligations of any wireless service provider or any of the wireless service provider's customers or subscribers; (3) is illegal, harassing, coercive, defamatory, libelous, abusive, threatening, or obscene; (4) is harmful to minors as generally determined by applicable law; (5) is excessive in quantity; (6) relates to alcoholic beverages, tobacco, weapons, illegal drugs, pornography, crime, violence, death, hate, gambling, or funeral services (all except to the extent that such material is relevant to the underlying transaction which is the subject of the SMS Content (defined below)); (7) is false, misleading, or inaccurate; (8) could expose Fiserv, any mobile network carrier that, directly or indirectly (including through SMS Aggregators), performs, enables, or otherwise supports SMS messaging ("**Network Operator**"), any service provider that maintains direct connections to multiple Network Operators and aggregates SMS messages for delivery ("**SMS Aggregator**"), or any other third party to liability; (9) could diminish or harm the reputation of Fiserv, any Network Operator, or any SMS Aggregator; (10) specifically mentions any Network Operator; or (11) copies or parodies the products or services of any Network Operator;

(iv) any signal or impulse that could reasonably be expected to cause electrical, magnetic, optical, or other harm to the equipment or facilities of Fiserv, any Network Operator, any SMS Aggregator, or any other third party; or

(v) any other prohibited material or content, as identified by a Network Operator or SMS Aggregator.

(vi) For all SMS related services, Client will provide each cardholder that uses a mobile network operated by a Network Operator ("**SMS End User**") the right to opt in and opt out in accordance with industry standard methods of receiving any SMS message, or any information or data contained in an SMS message, whether sent by or on behalf of Client or an SMS End User in connection with the SMS-related services ("**SMS Content**") from Client.

(h) Postage Services. Mailing Services that require postage are subject to the following additional terms:

(i) Client will ensure that the account records or address lists that Fiserv relies upon to process Client's mail and perform mailing services on Client's behalf satisfy all requirements established by the United States Postal Service (USPS) for mailing, postage rates or associated discounts, including Full-Service Intelligent Mail requirements, Move Update requirements, and any other applicable program requirements ("**USPS Requirements**");

(ii) Client will take all other actions necessary to ensure that USPS Requirements are satisfied; and

(iii) Client will give Fiserv an executed copy of Fiserv's "Client Certification of Move Update Compliance" form (or its current equivalent) and update the form as necessary to maintain its accuracy.

(i) CardHub Services. CardHub Services are subject to the following additional term:

(i) CardHub Services are provided under, and governed by, the CardHub Terms of Use Policy, which may be accessed at the following website address: https://www.fiserv.com/content/dam/fiserv-ent/final-files/documents-handouts/CardHub_Terms_Of_Use_Policy_Documents_0921.pdf. Any changes to such Terms of Use shall be applicable to all clients of Fiserv using the CardHub Services and not specific to Client.

(j) Instant Digital Issuance Services. Instant Digital Issuance Services are subject to the following additional term:

(i) Instant Digital Issuance Services are contingent upon Client's implementation of Fiserv's CardHub Services in live production and Client's continued receipt of such Services.

(k) Live Agent Services. Live Agent Services are subject to the following additional terms:

(i) The live agent telephone customer services that Fiserv provides Client in connection with direct interaction with a Fiserv customer service representative ("**CSR**") and cardholders or other third parties related to Client's cardholder accounts ("**Live Agent Services**") are not intended, and will not be construed, to (a) constitute telemarketing, a telephone solicitation, or up-selling within the meaning of the Telephone Consumer Protection Act or the Telemarketing Sales Rule, or (b) trigger the application of any other law, regulation, or guidance relating to the offering of products or services via telephone or facsimile (including any duty to register or obtain a license to make such offers).

(ii) The Live Agent Services will be performed during hours to be mutually agreed upon by the parties pursuant to the Contact Criteria (defined below). Any changes to the hours of operation and terms related to such changes (including the timing of implementation of any changes to the hours of operation) will be mutually agreed upon in writing by the parties prior to the effective date of such changes.

(iii) The Live Agent Services will be provided using English language and Spanish language only and will not include support for any other foreign language calls unless otherwise agreed upon in writing by the parties. Spanish language support will be provided using Fiserv personnel and a translation service subcontractor.

(iv) The pricing for Live Agent Services set forth in this Schedule includes the preparation and delivery of Fiserv's standard daily and monthly call statistic reporting package. If other reports are requested outside of the standard reporting package, Client will be assessed fees at Fiserv's then current rates for the development, production and delivery of such reports.

(v) Client and Fiserv agree to each designate a manager with overall program responsibility, which person will coordinate communication and implementation of the Contact Criteria (defined below). In addition, Client will provide Fiserv with guidance with respect to servicing requirements which are outside the scope of the Contact Criteria (defined below).

(vi) Call volume forecasting from Client will be required.

3. THE CARD SERVICES ARE SUBJECT TO THE FOLLOWING ADDITIONAL TERMS:

(a) Client must enter into a separate written agreement with each payment card network, or the entity that owns or operates the payment card network, that Client desires to participate in or to enable on its payment cards or ATMs (each such network, other than Fiserv's Accel Network, MoneyPass Network or STAR Network, a "**Card Network**"), prior to Fiserv processing transactions for Client with such Card Network under this Schedule. Client shall comply with the terms and conditions of each of its agreements with the Card Networks and shall operate within and abide by the operating rules, requirements, and guidelines established by the Card Networks (as they are updated and amended, collectively, the "**Network Operating Rules**"). Client is solely responsible for the payment of fees and other charges imposed by the Card Networks, and Client shall indemnify Fiserv for all losses and liabilities arising from Client's failure to comply with any of its agreements with the Card Networks or the Network Operating Rules.

(b) Client will obtain from each of its customers consents from cardholders and all information needed by Fiserv to enable the customer to enroll in each of the Card Services and to enable the authentication of each customer accessing the Card Services.

(c) Client is prohibited from extending any warranty, guarantee, covenant, or commitment on behalf of Fiserv, its Affiliates, or their third-party providers, or with respect to any of the Card Services, to any Client customer, cardholder, or other third party.

(d) Client hereby consents to Fiserv and its third-party service providers contacting or attempting to contact Client's cardholders at the phone numbers Client provides to Fiserv, including through the use of autodialers to make prerecorded phone calls and send text messages to both cell phones and landlines, as part of the services provided under the Agreement, including those services designed to assist in the detection, prevention, and mitigation of fraudulent transactions, and tokenization services (these telephonic activities, the "**Cardholder Calls**"). If Client desires to have the ability to modify the content of any prerecorded phone call messages or SMS text messages, Fiserv will consider such request in good faith and provide a proposal to Client for the necessary development work. Client is responsible for obtaining all cardholder consents necessary for Fiserv and its service providers to perform the Cardholder Calls, and for maintaining records of the consents, as required to comply with all applicable laws and regulations, including without limitation the Telephone Consumer Protection Act (TCPA) at 47 USC § 227 and the Federal Communication Commission's (FCC) implementing rules at 47 C.F.R. § 64.1200. Client shall defend Fiserv and its third-party service providers against all claims, demands, suits, and proceedings, and shall indemnify them against all judgments, settlements, fines, penalties, damages, losses, liabilities, costs, and expenses (including their attorneys' fees and costs related to investigation) arising from or related to the Cardholder Calls.

(e) Client hereby consents to (i) Fiserv combining Client Information with data obtained from other Fiserv clients for inclusion into one or more consortium databases; (ii) the use of such combined data ("**Consortium Data**") by Fiserv, and its Affiliates, subcontractors and agents, for research or development, the creation of data and analytics models, tools and products, fraud mitigation, or the provision of services to their clients; and (iii) the retention and use of Consortium Data for such use beyond expiration or termination of the Agreement or Services under this Schedule, with no obligation to return Client Information included in Consortium Data to Client or to remove any Client Information from Consortium Data. Client represents and confirms it has obtained all consents of Client's customers and cardholders required by law or regulation for each use addressed herein. Notwithstanding anything to the contrary, Fiserv shall: (A) comply with all applicable data privacy laws and regulations in connection with its activities under this subsection (e); and (Bi) delete any Consortium Data that is required to be deleted by law or court order from time to time.

(f) Fiserv's responsibilities and performance of each of the Services under this Schedule are contingent, on Client's execution of all documentation and separate written agreements required by Fiserv and, also, those required by third parties, including, as applicable, the token service provider and digital wallet provider, with regard to Client's receipt of tokenization services. Client understands and acknowledges that such providers may require a direct agreement between Client and the provider.

(g) As between Fiserv and Client:

(i) Client shall review and approve Client's Settings (defined below) and confirm that Client's Settings satisfy Client's business requirements and to comply with applicable laws, rules, and regulations, Network Operating Rules, and Client's agreements with third parties (including cardholders);

(ii) Fiserv will not be responsible for (A) providing Client with legal or compliance advice; and/or (B) ensuring that Client complies with applicable laws, rules, regulations, Network Operating Rules, or the terms and conditions of the cardholder accounts.

(iii) Client must (A) provide or review all proposed Contact Criteria (defined below), and (2) determine whether the Contact Criteria agreed to by Client and Fiserv satisfy Client's obligation to comply with applicable laws, rules, and regulations, Network Operating Rules, and Client's agreements with third parties (including cardholders) and meet Client's business requirements.

(iv) For purposes of the Card Services, "**Client's Settings**" means the settings, options, parameters, and strategies for the Fiserv system, or services or products that Client selects (or that are selected at Client's direction) in order for Client to receive the Services; "**Contact Criteria**" means written criteria for contacting card holders, including Client's Settings used to determine which cardholders to contact and when to contact them, as well as the methods for contact (including e-mail, land-line or mobile voice call, voice or text messaging, or any other electronic means).

(h) If Client elects to begin to receive any additional service that is not then identified in the Fee Exhibit, or in a Service Request (including by changing Client's Settings), then the service will be treated as a "Service", and Client will pay Fiserv's standard fees for such service as of the date Client began receiving it; provided, however, to the extent reasonably practicable, such amounts shall be provided to Client in advance of Client electing such service. The parties will execute an amendment that formally adds such service to Services under this Schedule.

4. FEES. Client shall pay Fiserv the fees set forth in the Fee Exhibit. Fees owed on a per-transaction basis, or the basis of some other unit of measurement that fluctuates based on monthly provision or usage of applicable Services, will be calculated based on the number of transactions processed, or other units provided or used, since the previous invoice for such Services. Tiered pricing is calculated on a blended, per-tier basis, with the rate for each tier applied to the corresponding number of transactions or other units occurring in that tier during the applicable month only, unless otherwise indicated in the Fee Exhibit. Client is responsible for third-party telecommunications costs and other pass-through fees that are incurred by Fiserv in the performance of the Card Services. Client shall pay Fiserv the monthly minimums, if any, set forth in the Fee Exhibit each month that the fees that would otherwise be payable for Client's actual usage are less than the monthly minimum for the applicable Service.

5. INCENTIVES. Fiserv will provide or make available to Client the incentives described in the Fee Exhibit (all such incentives are referred to collectively, in the aggregate, as the "**Card Services Incentives**"). If any of the Card Services are terminated by Client prior to the expiration of their initial term, or if Client's usage of them is materially reduced for any reason other than decline in customer demand for reasons outside Client's control, or if any of the conditions precedent or conditions subsequent to Fiserv's provision of the incentives fails or ceases to be satisfied, then Client will immediately forfeit all unapplied Card Services Incentives and those yet to be provided, and Client shall within 30 days reimburse Fiserv for the full amount of all previously applied or provided Card Incentives. Except as otherwise indicated in the Fee Exhibit, all Card Services Incentives are in the form of credits that may be applied to future invoices for Card Services, and Fiserv will have no payment obligation to Client with respect thereto. CLIENT EXPRESSLY AND UNCONDITIONALLY ACKNOWLEDGES AND AGREES THAT THE CARD SERVICES INCENTIVES REPRESENT COSTS INCURRED BY FISERV IN PROVIDING CARD SERVICES TO CLIENT, AND THE AMOUNT OF ANY CARD SERVICES INCENTIVES THAT MUST BE REIMBURSED TO FISERV CONSTITUTE FISERV'S ACTUAL, DIRECT, AND COMPENSATORY DAMAGES IN THE EVENT ANY TRIGGER EVENTS OCCUR OR REQUISITE CONDITIONS ARE NOT MET.

6. SETTLEMENT ACCOUNTS/DEPOSITS.

(a) Client shall maintain a demand deposit account and/or general ledger account at Client's institution, which is accessible by Fiserv (the "**Settlement Account**"), and shall maintain at all times in the Settlement Account funds in the amount sufficient to enable Fiserv to perform the settlement procedures set forth

herein. Client authorizes Fiserv, at Client's expense, to access the Settlement Account through the Automated Clearing House ("**ACH**") or by wire transfer in order to maintain Client's required Settlement Deposit (defined below), or for any purpose described in Section 7(c) below, and, similarly, for the transfer of funds owing to Client in the Settlement Account. Client guarantees that the funds in the Settlement Account shall at all times be accessible to Fiserv for the above-referenced purposes and shall ensure that Fiserv shall be able to make withdrawals and transfers required under this Schedule by providing overdraft protection for the Settlement Account in an amount reasonably required by Fiserv.

(b) Client shall provide to Fiserv, via wire transfer to an account controlled by Fiserv, an amount of funds (the "**Settlement Deposit**") equal to the Average Daily Net Settlement Position of Client multiplied by 1 day. The "**Average Daily Net Settlement Position**" is equal to the net sum of all Network settlement entries debited or credited to Client's Settlement Account during the month, divided by 30 days. If the Average Daily Net Settlement Position is a credit balance, then no Settlement Deposit will be required. The initial Settlement Deposit will be mutually agreed to by the parties prior to live date based on anticipated transaction volumes. No more frequently than twice each calendar year, Fiserv may adjust the Settlement Deposit upon prior written notice to Client, based on actual transaction volume history during the prior period. Fiserv is not obligated to deposit or maintain the Settlement Deposit in a separate or segregated account at Fiserv's depository institution(s), and Fiserv may combine the Settlement Deposit with Fiserv's other funds or other settlement deposits of other Fiserv clients as Fiserv deems appropriate. The Settlement Deposit will function as a security deposit, subject to reduction as set forth below.

(c) Fiserv may debit funds from Client's Settlement Account, and also may reduce Client's Settlement Deposit, in amounts that Fiserv is permitted to keep, to fund any of the following:

(i) settlement of network transactions;

(ii) settlement of fees and assessments charged by the network (or network sponsor) with respect to Client's transactions;

(iii) settlement of any transaction activity after termination or expiration of this Schedule, including transaction adjustments or chargebacks; and

(iv) as an offset against all fees and expenses owed by Client to Fiserv under this Agreement for Services rendered, or the amount of any incentives due to be paid back to Fiserv under this Agreement.

(d) Fiserv shall pay Client the remaining amount of the Settlement Deposit, if any, after the end of the period through which Fiserv is required to process Client's trailing activity according to the network operating rules.

7. SERVICE REQUEST. If a Service Request prepared by Fiserv is signed by Client and accepted and signed by Fiserv, then such Service Request and the Deliverables provided thereunder will be subject to the terms and conditions of this Schedule, and applicable terms contained elsewhere in the Agreement. Terms and conditions contained in a Service Request will apply only to the Deliverables set forth in the Service Request. For the purpose of clarity, all products and services provided by Fiserv to Client under a Service Request will be deemed to be "Deliverables" as such term is defined and used throughout the Agreement.

8. TERMINATION/SUSPENSION OF CARD SERVICES. In addition to termination rights provided elsewhere in the Agreement, Fiserv shall have the right to limit, alter, suspend, or terminate any or all Card Services upon written notice to Client: (A) to the extent Fiserv reasonably believes such action is necessary to ensure Client is in compliance of all obligations under the Agreement, (B) to the extent Fiserv's continued provision of Card Services creates an unacceptable risk to Fiserv, (C) in the event that there are insufficient funds then available to Fiserv in the Settlement Account to fund any and all settlements due, or should Client fail to meet Client's Compensating Balance obligation for ATM Managed Services set forth in Section 3(c)(i) above, (D) to the extent Fiserv reasonably believes such action is necessary to comply with all laws, rules, and regulations applicable to Fiserv, (E) to the extent any Card Services under this Schedule are prohibited by a Card Network or should Fiserv's provision of Card Services be substantially impaired by any Card Network agreement with Client or by Network Operating Rules; (F) should Client's membership rights in any applicable Card Network be terminated or suspended; or (G) should Client fail to satisfy any requirements of Fiserv or

PCI-DSS with regard to security of cardholder information, or should Fiserv find the results of any Fiserv examination of Client unsatisfactory. In addition, Fiserv may suspend ATM Managed Services, without prior notice, upon Fiserv's determination or potential occurrence of illegal, wrongful, or fraudulent activity or use, whether by Client, a Client customer, or any third party.

Communicator Open Services Schedule to ASP Services Exhibit

1. Communicator Open Services Description. Fiserv agrees to provide to Client the services described in this Communicator Open Services Schedule to ASP Services Exhibit (this "**Schedule**") in a shared application service provider environment (the "**Communicator Open Services**"). Client may use the Communicator Open Services to integrate: (i) one or more Deliverables with other Deliverables (excluding third party products or services); or (ii) one or more Deliverables (excluding third party products or services) with one or more products or services provided by a third party where Client contracts directly with such third party (a "**Third Party Product**"). Client may not use the Communicator Open Services to integrate Third Party Products with other Third Party Products.

2. Fees. Client shall pay the fees set forth in the Fee Exhibit for the Communicator Open Services and any other Services provided under this Schedule.

3. Additional Terms.

(a) Conflicts. In the event of a conflict between the terms of this Schedule and the terms of the Agreement or the ASP Services Exhibit, this Schedule shall control with respect to the Communicator Open Services.

(b) Third Party Products. Client acknowledges and agrees that Client's ability to integrate any Deliverable with any Third Party Product is conditioned upon such Third Party Product vendor ("**Third Party Vendor**") executing a non-disclosure agreement or an interconnection and security agreement (as determined by Fiserv) provided to such Third Party Vendor by Fiserv, unless: (i) such Third Party Vendor has already entered into an agreement with Fiserv for access to and use of Fiserv's application program interfaces ("**Fiserv APIs**") through Fiserv's Developer Studio, accessible at developer.fiserv.com (the "**Developer Studio**"); or (ii) the applicable Third Party Product was purchased by Client through the AppMarket. Further, a Third Party Vendor may obtain access to a test environment and support services through the Developer Studio, provided that the Third Party Vendor enters into an agreement (which is available at www.developer.fiserv.com) directly with Fiserv for such access as well as access to and use of Fiserv APIs.

(c) Termination. Notwithstanding anything to the contrary in the Agreement, the Communicator Open Services shall immediately terminate upon the termination of the Agreement or the expiration or termination of the Account Processing Services, as defined under the so-named Schedule.

(d) Third Party Vendors.

(i) Client shall indemnify and hold Fiserv, its Affiliates, and their respective employees, officers, directors, and agents harmless from all claims, actions, damages, liabilities, costs, and expenses (including attorney's fees) incurred as a result of any Third Party Vendor's access to and/or integration with any Deliverable(s), including without limitation the Communicator Open Services.

(ii) Client acknowledges and agrees that with respect to any Third Party Product(s) available in Fiserv's AppMarket: (i) Fiserv does not endorse or otherwise recommend any such Third Party Product or the applicable Third Party Vendor; (ii) Client is solely responsible for performing all vendor due diligence with respect to any Third Party Vendor; (iii) Fiserv has no responsibility for, and shall incur no liability in connection with, any such Third Party Vendor or Third Party Product; and (iv) any and all claims, complaints, failures, errors, vulnerabilities, security breaches, or any other issues in or with any such Third Party Product(s) shall be directed by Client to the applicable Third Party Vendor and not to Fiserv or any of its Affiliates.

Deposit Solutions Schedule to ASP Services Exhibit

1. SERVICES.

(a) Description of Services. Client agrees to purchase the deposit solutions services identified in the Fee Exhibit (the "**Deposit Solutions Services**") and Fiserv agrees to provide Client, in accordance with the Agreement, the ASP Services Exhibit to Master Agreement and this Deposit Solutions Services Schedule (this "**Schedule**").

(b) Defined Terms. As used in this Schedule, the following terms shall have the meaning set forth below:

(i) "**Implementation Date**" means the first date on which the applicable Deposit Solutions Services is made available to Client in live production.

(ii) "**Item**" means any check, teller cash ticket, general ledger entry, loan entry, control document, batch ticket or other document, whether paper, electronic or system created, presented to Fiserv for processing under this Schedule.

(c) Implementation Services. Fiserv will provide Client with the implementation services described in the Fee Exhibit. Client is responsible for the accuracy and completeness of all Client Files provided to Fiserv during the implementation. Fiserv is not responsible for any damages incurred as a result of any data provided by Client or Client's third party vendors.

2. FEES. As set forth in Fee Exhibit.

3. ADDITIONAL TERMS.

(a) No Fiduciary Relationship. Fiserv shall perform such Deposit Solutions Services in the capacity of Client's agent. Client acknowledges and agrees that Fiserv shall not by reason of entering into this Schedule or providing the Deposit Solutions Services hereunder have a fiduciary relationship with respect to Client.

(b) Client Responsibilities. Client shall submit all Items to Fiserv, provide all requested instructions and guidance necessary to perform the Deposit Solutions Services and otherwise comply with all Client obligations in accordance with the requirements set forth in this Schedule. Client shall maintain adequate supporting materials (i.e. actual items or exact copies of items, records, and other data supplied to Fiserv) in connection with the provision of Deposit Solutions Services, and Client shall provide written notice of confirmation and/or verification of any instructions given by Client, its agents, employees, officers, or directors to Fiserv in connection with Fiserv's provision of the Deposit Solutions Services. Fiserv may rely upon and act in accordance with all instructions as provided, and Client assumes all risk for the consequences of any such instructions Client gives (or fails to give) and Fiserv's reliance thereon. If Fiserv discovers an error or defect in Client's accounts (provided Fiserv is under no duty to discover any such error or defect), Fiserv is authorized, to correct any such error or defect and to make any adjustments in order to correct such error or defect. Client agrees to execute and deliver any agreements, documents, or other forms as may be necessary to comply with the provisions of all applicable laws, regulations, rules terms and conditions, including, without limitation, agreements to establish Fiserv as Client's agent for purposes of delivery of processed items from or to the Federal Reserve Banks or such other correspondent banks as Client may use from time to time.

(c) Additional Terms for Mitek Components.

(i) Certain applications and programs used to provide the Services for mobile capture ("**Mitek Components**") are third party software provided by Mitek Systems, Inc. ("**Mitek**"). Use of Mitek Components provided under this Schedule is solely for use of submitting items through the Fiserv Mobile Capture Services. Mitek Components are provided solely for use with Fiserv's approved mobile banking solution. Client may offer the Mitek Components to its customers only. In the event Fiserv's agreement with Mitek for use of Mitek Components is terminated, then the Mitek Components related Services provided under this Schedule shall terminate.

(ii) Client acknowledges and agrees that any copyright notices or branding related to Mitek Components, including "Powered by Mitek" or "© 2008-2022 by Mitek Systems, Inc. All rights

reserved." should be preserved without alteration. Client shall not remove or alter any such notices (or similar notices) from the notices section of the Service application.

(iii) EXCEPT AS INTEGRATED WITH AND USED IN CONJUNCTION WITH THE DELIVERY OF FISERV MOBILE CAPTURE SERVICES ("**INTEGRATED USE**"), MITEK COMPONENTS ARE PROVIDED "AS IS", WITHOUT WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO THE WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT. EXCEPT IN CONNECTION WITH SUCH INTEGRATED USE, IN NO EVENT SHALL FISERV, AUTHORS OR COPYRIGHT HOLDERS BE LIABLE FOR ANY CLAIM, DAMAGES, OR OTHER LIABILITY, WHETHER IN AN ACTION OF CONTRACT, TORT OR OTHERWISE, ARISING FROM OUT OF OR IN CONNECTION WITH THE MITEK COMPONENTS OR THE USE OR OTHER DEALINGS IN THE MITEK COMPONENTS. IN NO EVENT WILL FISERV BE DEEMED TO MAKE ANY WARRANTY ON BEHALF OF MITEK. CLIENT SHALL NOT MAKE ANY REPRESENTATION, WARRANTY OR OTHER SUCH OBLIGATION TO ANY END USER OR OTHER THIRD PARTY REGARDING MITEK COMPONENTS OR THE SERVICES PROVIDED USING MITEK COMPONENTS.

(iv) Notwithstanding anything to the contrary in the Agreement, Fiserv's aggregate liability to Client for any loss, liability, or damage arising out of or related to Mitek Components shall not exceed the fees paid for the Mitek Components related services provided under this Schedule in the 6 months preceding the claim.

(d) Conflicts. In the event of a conflict between the terms of this Schedule and the Agreement, the terms of this Schedule shall govern in relation to the Deposit Solutions Services and any other Products and Services provided under this Schedule.

Electronic Document Delivery Services Schedule

to ASP Services Exhibit

1. DESCRIPTION OF SERVICES.

(a) Description of Services. For the fees set forth herein, Fiserv, itself and through its Affiliates and its applicable third party providers, will provide to Client and its end users electronic document delivery services (the "**Electronic Document Delivery Services**"). The Electronic Document Delivery Services include the following:

(i) 84 months data retention; and

(ii) access to customer statements via the Fiserv hosted user interface; and

(iii) Enterprise View with System/User Administration functionalities for those employees authorized by the Client to contact Fiserv with web hosting support requests ("**Client Contacts**").

(iv) SSO to Electronic Document Delivery requires Online banking project resource

(b) Client Obligations and Responsibilities. In addition to all other obligations set forth in this Schedule and in the Agreement, Client will comply with the following Client Obligations in connection with its use of the Electronic Document Delivery Services:

(i) Client shall maintain adequate supporting materials (i.e. exact copies of items, records, and other data supplied to Fiserv) in connection with the provision of Electronic Document Delivery Services;

(ii) Client shall provide written notice of confirmation and/or verification of any instructions given by Client, its agents, employees, officers, or directors to Fiserv in connection with Fiserv's provision of Electronic Document Delivery Services;

(iii) Client hereby grants Fiserv a non-exclusive, worldwide, royalty-free license, for the duration of this Schedule and for use solely in connection with delivery of the Electronic Document Delivery Services provided hereunder to receive, edit, modify, adapt, translate, exhibit, publish, transmit, participate in the transfer of, reproduce, create derivative works from, distribute, perform, display and otherwise use any materials Client provides, directly or indirectly, solely for purposes of receiving the Electronic Document Delivery Services;

(iv) Prior to providing Fiserv any data, Client will obtain sufficient authority from end users to transmit and disclose their data to Fiserv for the purposes set forth in this Schedule;

(v) Client agrees that in its dealings with end users, Client will not make any representation or warranties in the name of Fiserv concerning the Electronic Document Delivery Services;

(vi) Client is responsible for completing all required configuration documents provided by Fiserv to configure the Electronic Document Delivery Services in a timely manner. This may include but is not limited to: (a) the data that the Client selects for processing, (b) the format of the data, and (c) a description of any codes used within the data (sort tables, page counts, etc.) Client shall, or shall cause its third party processor, to accurately and timely transmit such data to Fiserv. Any failure by Client or any non-Fiserv third party processor to provide any of the information required under this Schedule may result in delays, for which Fiserv shall not be responsible.

(vii) Client acknowledges that the acceptable format for data submission is, PDF with XML index. Client must notify Fiserv in writing of any changes in format or layout of data. In addition, samples of output must be submitted to Fiserv if any changes in the data or setup have taken place or are being requested. Failure to notify Fiserv may delay delivery of designated media. Client will be charged an additional set-up fee for each change.

(viii) Client acknowledges that all data to be processed by Fiserv should be delivered to Fiserv via encrypted FTP or other electronic format as approved by Fiserv. If data is sent via FTP, Client

shall, or shall cause its third party processor to, send a "DNE" or "STA" file with which Fiserv can confirm that the transmission is complete and verify the contents of the transmission.

2. FEES. Client agrees to pay fees set forth in the Fee Exhibit to Master Agreement.

3. PERFORMANCE STANDARDS.

(a) Fiserv will perform the Electronic Document Delivery Services in accordance with the performance standards set forth herein ("**Performance Standards**"), subject to Client meeting its obligations as set forth in this Schedule and the Agreement. Fiserv shall not be liable for any damages or losses to client for errors occurring within the limits of the Performance Standards.

(i) Turnaround time is defined as the time it takes to post data to a web server. Start time begins upon the successful transmission of a complete and valid data file to a designated Fiserv server.

(ii) Standard processing turnaround for electronic statement presentment is 24 hours from receipt of valid statement data from Client or Client's print vendor.

(iii) The Fiserv System will maintain an average response time of less than four (4) seconds per search or retrieval request (applies to statements of two (2) pages or less in size).

(b) Fiserv will provide an actual uptime of 99.0% in each calendar month. For purposes of measuring this performance standard, Fiserv shall not be responsible for and shall exclude from any actual uptime calculation any failure by Fiserv to meet the Performance Standard if such failure is associated with or results from the following:

(i) pre-scheduled downtime, downtime during maintenance windows, or downtime during any preventative maintenance provided advance notice has been given to client for such downtime;

(ii) the acts of Client or Client's personnel, excluding Fiserv;

(iii) a force majeure event; and/or

(iv) failure of the data communications carrier lines between the Client System and the Fiserv System.

iVue Services Schedule to ASP Services Exhibit

1. iVue Services.

(a) Description of Services. Fiserv, itself and through its Affiliates and its applicable third party providers ("**Providers**"), will provide to Client the following database warehouse services ("**iVue Services**"):

Feature Availability	**iVue Essentials**	**iVue Advantage**

Cleartouch Data Imports (via a daily batch file feed)
• Customer (all data available in Cleartouch, not purged from iVue unless requested)
• Account information
• Bank level information
• General Ledger (unless Prologue is used)
• Safe Deposit Box
• Transaction History
    ○ Deposits and Loans (60 days)
    ○ ACH and GL (4 months)
• Cards Data
	Available	Available

Trending Tables (standard trending tables available providing up to 13 months of trending – no customizations)	Available	Available
Fiserv Channels data imports. "Channels" includes the following Fiserv systems if services related to such systems is purchased by Client as of the Schedule Effective Date and imports from such Channel is elected by Client during initial implementation of iVue Services. Fiserv may update this table at any time. • Cleartouch • Access Manager • Retail Online • Business Online • Mobiliti • Mobiliti Business • ACH Manager • Wire Manager • Enhanced Processor DataFile • Prologue • Electronic Bill Pay • ConvergeIVR • eStatements	Available	Available
Automated Reporting (scheduling)	Not Included (optional purchase available)	Available
PowerShare (InformEnt) Capabilities • Client Managed Security • Data Imports (from non-Fiserv Channel sources) • View Building • Hierarchies • Data Exports (via file formats available in Power Share)	Not Available	Available

Business Analytics (Cognos) Tool. Standard reports are included, Client can create/configure custom reports. Reports may be exported in standard file formats available in the tool. Data can be exported using file formats available through Business Analytics	Available	Available

(b) Defined Terms. As used in this Schedule, the following terms shall have the meaning as set forth below:

(i) "**Conversion Date**" shall mean the first date on which the iVue Services are available for use by Client and/or its End Users in live production.

(ii) "**Schedule Effective Date**" means the effective date of this Schedule (i.e., the Effective Date of the Agreement).

(iii) "**End User**" means any employee of Client as authenticated by Client, who is permitted to access the iVue Services on behalf of Client.

(c) Data Imports. If iVue Advantage is purchased, Client is responsible for providing all Data Imports from non-Fiserv Channel sources in a file format accepted by the iVue Services. Client represents and warrants that Client has the right to provide all such Data Imports to Fiserv for ingestion into the iVue Services. Client acknowledges and agrees that the Data Imports may impact performance of the iVue Services and Fiserv will not be responsible for or liable for any negative impacts on performance, increase to size or storage fees that may be created from such Data Imports. Client shall ensure that Data Imports do not contain any virus, malicious code or pre-programmed devices that have the intended purpose of causing the Fiserv System to be erased, become inoperable, or incapable of processing.

(d) Implementation and Training. Fiserv will provide its standard implementation and training services for the iVue Services, the timing for which will be mutually agreed to by the parties following the Schedule Effective Date. Fiserv will provide an initial "train the trainer" type of training to Client's initially identified End Users. Client shall thereafter be responsible for training all End Users.

(e) System Updates. Fiserv may, from time-to-time, release a new version of the Fiserv System, which may include fixes, updates, upgrades or other modifications deemed appropriate for the iVue Services by Fiserv. Fiserv will use reasonable efforts to provide at least 1 week's prior notice of any scheduled maintenance. Client acknowledges and agrees that some support services might affect access and availability to the iVue Services if unscheduled maintenance is necessary.

(f) Supported Browsers. Fiserv will use commercially reasonable efforts to support the most commonly used browsers in the United States as determined by Fiserv's research. Notwithstanding the previous sentence, Fiserv will only support the use of those browsers that undergo Fiserv's quality assurance testing services (each, a "**Supported Browser**"). If a new version or release of a Supported Browser is Backward Compatible, Fiserv will remedy issues arising from accessing the Services through the new version or release of such Supported Browser. If the new version or release of a Supported Browser is not Backward Compatible, the browser will cease to be a Supported Browser, and Fiserv will need to perform additional quality assurance and development services on a Time and Materials basis to reestablish such browser as a Supported Browser. "Backward Compatible," as used herein, means the software continues to provide all the functionality and application programming interfaces (APIs) provided by the previous release(s) or version(s) of the software, enabling applications that worked with the previous release or version to continue working, without modification, with the new release or version.

(g) PowerShare. If Client has purchased iVue Advantage, Client acknowledges and agrees that use of PowerShare permits Client the ability to change, add or delete joins on tables in PowerShare. Fiserv will not be responsible for any negative impact on the iVue Services or errors in the iVue Services, including the database being unusable, that arise from Client's use of PowerShare capabilities. Fiserv will assist Client with remediating any issues caused by Client subject to Fiserv resource availability and payment of Fiserv's then current professional services fees for such assistance.

2. Fees. Client shall pay the fees set forth in the Fee Exhibit in accordance with the payment terms set forth therein. Fees do not include telecommunications charges; Client is responsible for third party telecommunications costs and pass-through fees that are incurred by Fiserv in the performance of the iVue Services.

3. Additional Terms.

(a) Term. The initial term of iVue Services provided hereunder shall end 5 years following the Conversion Date. Unless written notice of non-renewal is provided by either party at least 180 days prior to expiration of the initial term or any renewal term, the iVue Services shall automatically renew for additional term(s) of 5 years.

(b) Termination for Convenience. If Client desires to terminate some or all of the iVue Services early or otherwise reduces the iVue Services (other than as a result of account attrition or volume fluctuation in the ordinary course of business) for any reason other than pursuant to Section 8(b)(i) of the Agreement, then Client shall provide at least 180 days' advance written notice to Fiserv and shall pay a termination fee based on the remaining unused term of such Services. Such fee shall be determined by multiplying the average of the monthly invoices (prior to all issued credits, discounts and rebates) for each terminating iVue Service during the 6-month period preceding the effective date of termination (or if no monthly invoice has been issued or such termination occurs prior to the Conversion Date, then the fees due hereunder shall be calculating using the minimum monthly fees set forth on Attachment 1) by 80%, multiplied by the remaining months of the term. Client shall also pay all (i) unpaid professional services fees, up-front fees or one-time fees set forth on Attachment 1 that were not paid prior to the date of such termination and (ii) unamortized conversion fees and third party costs existing on Fiserv's books on the date of termination.

(c) Threatening Condition. If Fiserv reasonably believes that any Data Imports or End User conduct in using the iVue Services violates any applicable laws, rules, regulations or industry standards, or otherwise poses a threat to Fiserv's equipment, processes, intellectual property or reputation, or any Fiserv System ("**Threatening Condition**"), Fiserv will provide Client with notice of the Threatening Condition and both parties will use reasonable efforts to cure or correct the Threatening Condition. If, in the reasonable and good faith determination of Fiserv, the Threatening Condition poses an imminent or actual threat (including without limitation regulatory investigation, inquiry or penalty), Client agrees that Fiserv may suspend any and all use of the applicable iVue Service until such Threatening Condition is cured, provided that Fiserv notifies Client in writing in advance of such suspension or as soon as commercially practicable thereafter.

(d) Span of Control. Client acknowledges that the iVue Services involve the use of non-confidential Internet, telephone and wireless telecommunication networks to potentially transmit and/or receive information from Client's sources. Client acknowledges that Fiserv's performance of the iVue Services is dependent on the facilities, networks, security and connectivity of third party telecommunications and network service providers, governmental entities and other third parties (collectively, the "**Third Party Factors**"). Client acknowledges that the performance of the iVue Services will be affected by such Third Party Factors and that Third Party Factors are outside of Fiserv's Span of Control. Fiserv's "Span of Control" means those networks, systems and software that are used in the provision of the iVue Services that are under the direct control of Fiserv (excluding Third Party Factors). Fiserv will have no liability for any reduction, interruption, impairment, termination or suspension of the iVue Services to the extent caused by factors outside Fiserv's Span of Control.

(e) Third Party Components. The iVue Services are powered by third party provided systems, including IBM Cognos and Oracle ("**Third Party Components**"). Client acknowledges and agrees that such Third Party Components are provided for Client's use solely in connection with the iVue Services purchase by Client pursuant to this Schedule. Third Party Components are licensed to run in Fiserv's facilitates and ware not downloaded by or available to Client for on premises deployment.

4. Conflicts. In the event of a conflict between the terms of this Schedule and the Agreement, the terms of this Schedule shall govern in relation to the iVue Services provided under this Schedule.

Attachment 1 to iVue Services Schedule

1. Payment Terms.

(a) One-time Fees. All one-time fees set forth below shall be due and payable as follows: 50% on the Schedule Effective Date and 50% upon the Conversion Date.

(b) Recurring Services Fees. Recurring fees (monthly and annual) set forth on Attachment 1 shall commence on the earlier of the Conversion Date or 90 days following the Schedule Effective Date, with monthly fees due each month as invoiced and annual fees due annually in advance on such date and the anniversary thereof.

2. Fees. See Fee Exhibit.

3. Additional terms related to Services; Fees

(a) PowerShare Administrator includes the following modules:

(i) Information Manager – view building, database Imports and exports, and hierarchies.

(ii) Security Manager – create roles, users, profiles, and lock or unlock user accounts

(b) PowerShare Steward license includes Information Manager, but does not include Security Manager.

(c) iVue monthly per account fees are calculated based on open & closed deposits, loans, and general ledger accounts.

(d) The purchase of iVue Advantage includes 1 license of PowerShare Administrator.

(e) If iVue Advantage is purchased, Client is responsible for supplying PowerShare server (Windows 2016 – can be virtualized).

(f) If Enterprise Output Manager is purchased, Client is responsible for supplying Enterprise Output Manager server (Windows 2016 – can be virtualized).

Payments Exchange: Fedwire Services Schedule

to the ASP Services Exhibit

1. Services.

(a) Description of Services. Fiserv will process on behalf of Client all outbound and inbound wires, including a report on such wires' status (the "**Payments Exchange: Fedwire Services**"), using certain services provided by the Federal Reserve Bank ("**FRB**"), such as Fedwire services and FedLine Direct services. Client may access and use the Payments Exchange: Fedwire Services via a browser-based solution that communicates with Client's account processing system, where applicable, and the FRB ("**Payments Exchange: Fedwire**"). Fiserv will provide all information regarding the status or rejection of Client's wire transactions (and related requests) through status reports delivered via Payments Exchange: Fedwire, including acknowledgements from the Fedwire Funds Service after each collection of Client wire files. Fiserv will use commercially reasonable efforts to notify Client of any failures to deliver or make any transmission or transaction. The Payments Exchange: Fedwire Services include access to certain Multi-Factor Authentication equipment ("**MFA Equipment**") and Multi-factor Authentication services, in each case to the extent selected and paid for by Client. In addition, in connection with the Payments Exchange: Fedwire Services, Fiserv will notify Client of Office of Foreign Assets Control ("**OFAC**") matches and maintain a current OFAC file and compare all wire transactions against this file; provided that Fiserv will process these transactions based only on specific Client instructions. Fiserv will also maintain an ABA routing number file for receiving institutions and store template instructions for recurring wire activity. Fiserv will also brand the Client's Payments Exchange: Fedwire website with Client's logo.

(b) Implementation and Related Services. Fiserv will provide certain base Implementation Services for the Payments Exchange: Fedwire Services, consisting of: (i) full Fedwire connectivity via FedLine Direct; (ii) Payments Exchange: Fedwire website available via the public internet, and (iii) those Implementation Services, if any, further described in the Fees Section below. Fiserv will also provide certain base training-related services in accordance with the mutually agreed to Schedule. Additional services are available at the prices set forth in the Fees Section below and will be provided in accordance with a mutually agreed to schedule.

(c) Client Obligations and Responsibilities.

(i) Client will establish and manage its FRB Master Account with respect to both its intraday and overnight positions.

(ii) Client will be responsible for accessing and reviewing the wire transaction activity status reports via Payments Exchange: Fedwire.

(iii) Client shall be solely responsible for: (A) all of Client's customer communications; and (B) all Client and customer security/profile procedures and set-up, including but not limited to security features applicable to Client's use of MFA Equipment.

(iv) Client, through its agents, employees, officers or directors, will submit to Fiserv full, accurate and complete wire request instructions through the Payments Exchange: Fedwire website for each transfer requested and will verify and release such instructions.

(v) Client will: (A) execute any required agreements or other documents with the FRB, including without limitation a security procedures agreement; and (B) establish, maintain and execute all required FRB security procedures as further described in the FRB rules, including with regard to "Off-line Security Procedures."

(vi) Client will resolve any overdraft incurred with the FRB. Such overdraft is a binding obligation of the Client to the FRB, and Client shall remain responsible for any such overdraft.

(vii) Client is responsible for all Client input or changes to Client setup (e.g. transaction codes) that result in out of balance conditions or discrepancies that result from Client's use of Payments Exchange: Fedwire Services.

(viii) Client will provide Client's logo to be used in branding the Payments Exchange: Fedwire website.

(ix) Client acknowledges that it may have certain notice requirements to its customers in connection with its receipt of Payments Exchange: Fedwire Services and that Client has provided its customers with any applicable privacy disclosures and/or obtained any necessary consents.

2. Fees. As set forth in the Fee Exhibit.

(a) Invoicing. All fees shall be invoiced and payable as provided below, subject to the terms of the Agreement.

(i) Service implementation fees shall be invoiced on the month of the Go Live Date.

(ii) Monthly transaction fees shall be invoiced monthly, as incurred, beginning on the Go Live Date, as defined in Section 2(b) below.

(iii) Annual recurring fees shall be invoiced beginning on the month of the Go Live Date and annually thereafter.

(b) Scheduling. Fiserv will work with Client in good faith to establish a mutually agreeable implementation schedule and date the Payments Exchange: Fedwire Services will first be used in live production (“**Go Live Date**”), in accordance with the Client's desires and goals, subject to Fiserv's availability, which Go Live Date shall in any event be no later than 9 months following the Effective Date, unless otherwise agreed in writing by Fiserv. In any event, once a Go Live Date has been set and agreed to, if within 30 days of the scheduled Go Live Date Client notifies Fiserv of a need to delay its implementation, an additional fee equal to 50% of the implementation one-time charges set forth in this Schedule will apply. In addition, retraining costs, if applicable, will be limited to the lesser of Fiserv's standard hourly rate or $500 per session. The rescheduling fee is not applicable if the implementation delay is the result of any issue that is substantially under Fiserv's control. In the event Client does not implement the Payments Exchange: Fedwire Services within 9 months following the Effective Date, and such failure is not due exclusively to the fault of Fiserv, (i) Client agrees to pay Fiserv the Base Implementation Services Fee upon receipt of an invoice from Fiserv, and (ii) notwithstanding anything in the Agreement to the contrary, with written notice to Client, Fiserv may terminate this Schedule and Client agrees to pay early termination fees due subject to the ASP Services Exhibit in connection with such termination upon receipt of an invoice from Fiserv.

3. Performance.

(a) Hours of Operation.

(i) Client shall only be able to transfer funds using the Payments Exchange: Fedwire Services on those days the FRB is open, within the hours specified below (US Central Time Zone):

Hours	Time Period
Payments Exchange: Fedwire Standard Operating Hours	7:00am – 7:00pm
Fedwire Outgoing Wire Processing Hours	
Fedwire Foreign Payment Orders	6:00am – 3:45pm
Fedwire Settlement Payment Order	6:00am – 5:25pm
Other Fedwire / Non-Settlement Payment Orders	6:00am – 4:55pm
Fedwire Incoming Wire Processing Hours	6:00am – 5:30pm

(ii) The hours specified above shall automatically adjust should the FRB change any of its deadlines. If a wire transaction request is not received on a funds-transfer business day or is not released on a funds-transfer business day prior to the cut-off times specified above, Fiserv will not process the wire transaction request until the next funds-transfer business day.

(b) End User Technical Support. Client will be responsible for all end user technical support; provided, however, that Fiserv will provide "second level" technical support to Client's designated user support

representatives, meaning Fiserv will accept an initial technical support inquiry from Client and initiate a troubleshooting process. Such support will be available during Fiserv's standard operating hours described in subsection 3(a)(i) above.

4. Additional Terms and Conditions.

(a) Client shall have no right to cancel or amend a wire transfer after release to the FRB.

(b) All professional services provided under this Schedule will be for a mutually agreed upon scope and duration based on estimates conducted by Fiserv.

(c) In addition to all other warranties set forth in the Agreement, Client represents and warrants that (i) neither it nor its authorized users will knowingly use the Payments Exchange: Fedwire Services for any illegal purpose, including without limitation wrongful transmission of copyrighted material, sending of threatening materials, or misappropriation or exportation of trade or national secrets, and (ii) Client and its authorized users shall comply with all applicable laws, rules, and regulations in connection with Client's receipt of the Payments Exchange: Fedwire Services.

(d) The use of MFA Equipment is required by Fiserv. If Client purchases MFA Equipment, Client expressly acknowledges it is exclusively responsible for the operation, supervision, management and control of the MFA Equipment, including without limitation providing adequate training for its personnel, instituting appropriate security procedures, and implementing reasonable procedures to examine and verify all output before use. Client will use the MFA Equipment for the sole purpose of providing multi-factor authentication to Client's authorized users in connection with its own internal business purposes, and shall assign authorized users access rights and use the MFA Equipment and components thereof in accordance with any documentation provided therefore by Fiserv or the MFA Equipment supplier. Neither Fiserv nor the MFA Equipment supplier shall have responsibility or liability for Client's selection, use, support and maintenance of the MFA Equipment or any associated equipment. Client expressly understands and agrees that warranties regarding patents, materials, workmanship or use of the MFA Equipment and any materials relating thereto (the "**MFA Manufacturer's Warranty**"), if any, are made exclusively by the MFA Equipment manufacturer ("**Manufacturer**") and not by Fiserv. Fiserv's sole liability under the Manufacturer's Warranty shall be to obtain any title or authorization necessary to transfer such title to Client, and Client's exclusive remedy under the Manufacturer's Warranty shall lie exclusively against and be obtainable only from the Manufacturer, and Client expressly agrees that it shall have no claim of cause of action against Fiserv in the event the Manufacturer is for any reason unwilling or unable to perform under the terms of the Manufacturer's Warranty. Notwithstanding anything to the contrary in the Agreement, no action, regardless of form, arising out of the MFA Equipment purchased under this Schedule may be brought against Fiserv more than 1 year after the cause of action has accrued. Fiserv also reserves the right to substitute equipment of equivalent or superior functionality and performance upon notice to Client.

(e) Fiserv shall have no liability to Client or to third parties, including Client's authorized users or other customers, by reason of any delay or failure to transfer any amount because of any rules, regulations, or policies of the FRB. Fiserv shall have no obligation to correct, cancel or amend a wire transfer after the FRB has received it.

(f) During the term of this Schedule, and solely for the purpose of branding the Client's Payments Exchange: Fedwire website, Client hereby grants to Fiserv and its Affiliates a non-exclusive, worldwide, royalty-free right and license to copy and use Client's logo (as provided by Client from time to time). Client shall indemnify, defend, and hold harmless Fiserv, its officers, directors, employees, and affiliates against any third party claim or action alleging infringement of a copyright, trademark or other proprietary right of such third party to the extent such claim or action arises out of or in connection with the use of Client's logo in accordance with the terms of this Schedule (the foregoing is a "**Logo Infringement Claim**"). Client shall pay all damages and costs, including reasonable attorney fees, incurred by Fiserv or its Affiliates in connection with a Logo Infringement Claim.

(g) If the terms of this Schedule conflict with any other terms of the Agreement, this Schedule shall govern in relation to the Payments Exchange: Fedwire Services and any other Deliverables provided under this Schedule.

Statement Advantage Services Schedule

to ASP Services Exhibit

SERVICES.

(a) Description of Services. Fiserv will provide Client with certain print and creation services, as further described in the Services Description Attachment to this Schedule (the "**Statement Advantage Services**"). Client shall also, during the term of this Schedule, have the non-exclusive right to use and access Fiserv's on-line job tracking application (the "**Portal**").

(b) Client Obligations and Responsibilities.

(i) Prior to the provision of Statement Advantage Services hereunder and subject to the terms of this subsection and subsection 4(a) below, Client agrees to provide Fiserv a postage advance equal to the anticipated amount of 1 month's postage (the "**Advance**"). The parties will review the amount of the Advance quarterly to ensure that the amount of the Advance is appropriate for the volume of Statement Advantage Services required.

(ii) Client or its customers will provide to Fiserv any trademarks, trade names, service marks, service names, third party links, information, specifications, materials, designs, logos, copy or other such works, marks or other such content Client desires to be used in developing the Statement Advantage Services (collectively "**Client Content**").

2. FEES.

(a) Fees. Client will pay Fiserv the fees set forth in the Services Description Attachment to this Schedule for the Statement Advantage Services. Such fees will be invoiced to Client on a monthly basis unless otherwise indicated.

(b) Materials Costs. Notwithstanding anything to the contrary in the Agreement, Client understands that fees and costs in respect of materials purchased through Fiserv ("**Materials**") are not fixed or otherwise guaranteed for the term of this Agreement.

3. PERFORMANCE. Notwithstanding anything to the contrary in the Agreement, all Statement Advantage Services shall be deemed to have been accepted by Client unless Client provides Fiserv with written notice describing (with reasonable particularity) any failure of the Statement Advantage Services to comply with the terms of this Schedule within 90 days following Fiserv's performance of the Statement Advantage Services ("**Defect Notice**"). Fiserv shall, at no additional cost to Client, reprint and re-mail, if applicable, any item(s) that fail, due to the fault of Fiserv, to comply with the terms of this Schedule within a reasonable time following receipt of the Defect Notice. Notwithstanding any other performance obligations or any other terms set forth in the Agreement, Client agrees that, if an item(s) (a) fails, due to the fault of Fiserv, to comply with the terms of this Schedule or (b) is lost or damaged while in Fiserv's custody, Client's sole remedy under this Schedule shall be for Fiserv to reproduce and re-mail, if applicable, such item(s) in accordance with this Section.

4. ADDITIONAL TERMS AND CONDITIONS.

(a) Regarding the Advance, Client understands and acknowledges that (a) the Advance will be used by Fiserv as necessary to fund the postage required for the performance of Statement Advantage Services and (b) the Advance will not be maintained in a separate account for the benefit of Client. Client will be invoiced on a monthly basis for postage charges. All payments made by Client in respect of postage will be used to replenish the Advance so that the Advance shall, at all times, be equal to or greater than the amount set forth above, or such other amount as agreed upon in writing by the parties. Upon termination of this Schedule, Client shall be entitled to a credit against the final invoice hereunder in the amount of the then-current Advance. If the amount of the Advance exceeds the amount due Fiserv under the final invoice, Fiserv will remit to Client a check in the amount of the difference. Fiserv shall be under no obligation to render Statement Advantage Services hereunder until it has received the Advance as prescribed in subsection 2(a) hereof and Fiserv reserves the right to suspend the performance of the Statement Advantage Services if the Advance is, at any time, insufficient to cover the postage charges in a given month. If the amount of the Advance is found to be insufficient Fiserv will notify Client of the anticipated shortfall and shall provide Client with 5 days in which to

provide required funds. Fiserv reserves the right to increase the amount of the Advance as necessary to cover anticipated postage in the event that volumes are anticipated to exceed the standard daily volumes contemplated herein.

(b) Client expressly acknowledges and agrees that it is solely responsible for providing all requested data, materials, instructions and guidance (collectively, "**Instructions**") necessary for the performance of the Statement Advantage Services and that Fiserv will rely upon and act in accordance with all such Instructions as provided, as Client acknowledges and agrees that the Statement Advantage Services and deliverables resulting therefrom are purely administrative print/fulfillment services performed pursuant to Client Instructions at Client's direction. Client assumes all risk and responsibility for the consequences of all Instructions Client gives (or fails to give) and Fiserv's reliance thereon. Client is responsible for the accuracy, completeness and adequacy of all Instructions and Fiserv's use of the Instructions in its performance of Statement Advantage Services and any deliverables resulting therefrom. Notwithstanding any other obligation, express or implied, elsewhere in this Agreement (any statements of work, exhibits, appendices, attachments, or addenda hereto), Client expressly acknowledges and agrees that Fiserv shall have no obligation to check for any errors or omissions in any Instructions and/or to correct, cancel or amend any action once Fiserv has received Instructions to complete such action or to otherwise ensure that the Instructions, or the Statement Advantage Services of deliverables created in conformance therewith, comply with applicable laws. Client represents and warrants that all Instructions shall comply with all applicable laws, rules and regulations, including, without limitation GLB. Client shall indemnify, defend and hold harmless Fiserv, its affiliates and their respective employees, subcontractors and agents from and against any and all claims (including, without limitation, any claims made by or through any Client customers, consumers or regulators) arising from or related to any Instructions which Client provides or fails to provide, as the case may be, or arising from any Statement Advantage Services or deliverables created by Fiserv in reliance upon any Instructions, and further, any indemnity in the Agreement by Fiserv in favor of Client or any other third party shall be abrogated to the extent that any claim or action is based upon or arises from (i) use of any Instructions, including Statement Advantage Services or deliverables created or based upon Fiserv's adherence to Instructions, and (ii) modifications to any Statement Advantage Services or deliverables made by Client or any third party. In the event of a conflict between this provision and the provisions of any statements of work, exhibits, appendices, attachments, or addenda hereto, this provision shall control.

(c) During the term of this Schedule, and solely for the purpose of providing the Statement Advantage Services, Client hereby grants to Fiserv a non-exclusive, worldwide, royalty-free right and license to copy and use all the elements of the Client Content in accordance with Client's instructions. Client shall indemnify and hold harmless Fiserv, its officers, directors, employees, and affiliates against any third party claim or action alleging infringement of a copyright, trademark or other proprietary right of such third party to the extent such claim or action arises out of or in connection with any information, specifications, materials, designs, Client Content, copy or other items provided to Fiserv by Client, its customers or any third party on behalf of client or its customers, as the case may be.

(d) Client agrees that access to the Portal shall be given only to Client's employees on a need to know basis, and only after informing such employees of the terms and conditions of the Agreement relative to use, disclosure and ownership. Client shall cause all parties to whom Client gives access to the Portal adhere to all applicable provisions of the Agreement. Client shall be responsible for any breach thereof by any party to whom Client provides access to the Portal.

(e) For purposes of Section 7 of the Agreement, the parties hereby acknowledge and agree that "**TOTAL FEES**" excludes taxes and any fees, costs or expenses paid by Client in connection with products, Materials or supplies, including without limitation, amounts paid for postage or freight.

Statement Advantage Services

1. Description of Services: Fiserv will provide Client with certain print, electronic and creation services as further described below (collectively, "**Statement Services**").

(a) Composition and Statement Print: Fiserv will provide statement services to the Client that includes the composition using a preapproved template and color selection for creation of the statement document. Check images may be added to the statement based on account level requirements. The statement will be created from an initial data file created following each statement cycle by Fiserv's Account Processing Service or from a qualified Account Processing System approved by Fiserv. Templates and color selection will be defined during the sales process based on options provided by Fiserv. Electronic statements will be delivered to a Fiserv approved content management system for archival and delivery of eStatements (i.e., Output Solutions' Electronic Document Delivery (EDD) Archive, Director, Nautilus. Client will consult the CIF procedures for their account processing service to ensure information is provided appropriately.

A single option for composition and printing is defined for the Client and applies to all statement cycles. The following options are available to the Client at installation and may be changed with applicable Change to Service notification during the duration of the service upon request, in which case additional fees may apply. Notices will be printed using the Essential Statement level of service.

(i) Essential Statement - All documents are created using monochrome client provided logo, backer with black print over a white background.

(ii) Complete Statement – All documents are created using a color client provided logo and backer with color print as defined by the field of data and messaging on a white background. Color saturation not to exceed 16%.

(b) Preprocessing and Data Preparation: Fiserv will receive Client data as transmitted from the Client or from the Client's data processor and initiate the necessary data preparation to achieve the Client's desired output format and document composition elements for statements and notices. Preprocessing includes alteration of the Client's data to achieve an output appearance that varies from the original format. It also includes, but is not limited to, applying of Post Net bar coding, page grouping, and/or account sorting and application of managed content via "onserts" or other such direct-print method.

(c) Portal Access: As part of the Statement Services, Client shall, during the term of this Attachment, have the non-exclusive right to use and access the Portal. Client will be trained to utilize the Portal which is a technology provided by Fiserv to support the workflow monitoring and statement messaging capabilities of the Service. Client should consult the Portal following the creation of any cycle to ensure files are promptly received by the Service and are in process. Client should report any irregularities in a timely manner to the Item Processing Client Services team for resolution. This system includes structured sections of the Client's statement for onserts and custom messaging which the Client will update/maintain once the training period has been completed.

(d) Mailing Services: Fiserv will appropriately page sort, group, nest, fold, insert Client statements and notices and deliver to the U.S. Postal Service for delivery. The process includes, but is not limited to, sorting of documents in order to obtain the lowest possible postage rate, weighing said materials and administering the appropriate postage necessary for the mail piece to reach the intended recipient.

(e) Special Handling: Fiserv will follow special handling instructions as defined within the Portal. Special Handling options include but are not limited to ship to the selected destination any diverted statement as defined in the Portal, bulk statements to a predefined destination, and suppress statements from being printed. Foreign mail is determined by state code and split into separate jobs for proper USPS postage and handling. Bulk selected statements can be presented to the client selected destination and can be folded and inserted in an unsealed envelope and without postage.

(f) Image Archival: As required, Fiserv will make available electronic statements for ingestion into a Fiserv approved archive system.

(g) Electronic Document Delivery Service. As required, Fiserv will provide hosting and/or delivery of electronic statements through our Electronic Document Delivery Service. Please refer to the Electronic Document Delivery Services Schedule for the applicable terms and conditions.

(h) Deconversion Services. Should Client terminate the Statement Services, Fiserv will invoice Client a deconversion fee of [redacted]. Client will receive up to 40 Professional Services hours. Should Client require in excess of [redacted] hours, Fiserv will invoice Client for the additional hours as they are used. Support includes but is not limited to participation in deconversion meetings, testing, review/confirmation of any Client-specific mail handling activities and any other support required by Client.

2. Performance Standards:

Business Day Definition	
Business Day	The business day is defined as Monday through Friday excluding USPS holidays. All files received before 7:00 AM Central Time will be considered received that day. This day is considered Day One. All files received after 7:00 AM Central Time shall be considered received the following business day. The day Fiserv presents mail for presort shall be considered the mailed day. If time deadlines fall on any non-business day, then the deadline will be extended to the next business day.
Client Statement Responsibilities - Fiserv will notify Client of non-performance issues as required for the following:	
Use of the Portal	Client will ensure all information required for marketing campaigns and distribution rules are input into the system one business day prior to the creation of the cycles data file.
Delivery Of Work	Client will monitor the work in process for each cycle and will report any cycle issue to Fiserv should a file fail to complete or fail to start as scheduled. Fiserv will also monitor such work in process but it is the primary requirement of the client to monitor the Portal for each cycle to ensure work in process is as expected.

Statement Preparation	**Printed Statements:**
	Non End of Month Statements will be mailed no later than Business Day 2 following file receipt
	End of Month Statements will be mailed no later than Business Day 3 following file receipt
	Statement Image Upload to Client Archive
	Electronic Statements will be available for upload 24 hours after file receipt
	Notices:
	All notices will be mailed no later than Business Day 2 following file receipt
	Tax Documents:
	All documents will be mailed no later than the IRS published mail-by dates for each document type provided the receipt of a file in good order and client approval is received no later than 10 business days prior to the mail-by date.
	Other:
	1. There will be only one statement per envelope. 2. The correct number of statement pages will be in each envelope. 3. All postal envelopes will be sealed prior to leaving Fiserv 4. Divert statements that are properly labeled will be sent per distribution as designated in the Portal.

Service Level Exhibit to Master Agreement

1. Service Levels. The service levels set forth below (each, a "**Service Level**") shall apply to Fiserv's performance of the Services identified for each Service Level ("**Covered Services**") in a production environment. For avoidance of doubt, Covered Services shall refer only to those Services set forth in Schedules to the ASP Services Exhibit. Monetary credits set forth in Section 2 below are applicable to Covered Services as indicated in the table for each Service Level.

(a) Service Availability. During each calendar month, the Fiserv System used to provide the Covered Services shall be available for the percentage of time that it is scheduled to be available as set forth in the table below (the "**Service Availability SLA**"). The Service Availability SLA will be calculated each month by comparing the number of minutes the Fiserv System was scheduled to be operational, exclusive of scheduled maintenance, with the number of minutes it was actually operational. For Covered Services which have off-line hours, scheduled maintenance will occur only during normal off-line hours or during hours identified in the Service specifications. Scheduled maintenance periods are communicated to clients reasonably in advance by means of the client-facing portal.

Covered Services:	Percentage:	Credits:
Account Processing Services	99.0	✓
Card Services: Debit Processing Switch	99.5	✓
Card Services: Credit Processing Switch	99.5	✓
Deposit Solutions: Deposit Capture	99.5	✓
Deposit Solutions: National Image Archive	99.5	✓
Intelligent Workplace Platform: Vantage Services	99.5	✓
Intelligent Workplace Platform: Prologue Services	99.5	✓
WireXchange Services	99.0	✓

(b) Report Availability. During each calendar month, the percentage of all CDI Reports (as defined herein) for the Covered Services as set forth in the table below shall be available for download by Client on time and without a significant error (the "**Report Availability SLA**"). "**CDI Reports**" means priority group critical daily information reports that Fiserv and Client mutually agree in writing are necessary to account properly for the previous day's activity and which properly notify Client of overdraft, NSF, or return items. On time delivery for CDI Reports shall be 7:00 a.m. local time to Client's remote print device or facility. A significant error is one that impacts Client's ability to account properly for the previous day's activity and/or for overdraft, NSF, or return items. The Report Availability SLA will be calculated each month by comparing the total number of CDI Reports scheduled to be available from Fiserv to the number of CDI Reports that were available on time and without a significant error.

Covered Services:	Percentage:	Credits:
Account Processing Services	95.0	✓

(d) Transaction Response Time. During each calendar month, the response time for transactions measured shall average the number of seconds set forth below (the "**Response Time SLA**"). Transaction means a basic monetary, file maintenance or inquiry transaction. The Response Time SLA measurement begins when the last data element enters the host server and ends when the last data element exits the host server, and excludes any network transmission time.

Covered Services:	Transactions Measured:	Number of Seconds:	Credits:
Account Processing Services	Teller	≤ 2	✓
Account Processing Services	Terminal	≤ 3.5	✓

2. Monetary Credits. If Fiserv fails to meet any Service Level for which credits are applicable, Fiserv shall issue credit to Client calculated in accordance with the table set forth below, which shall be Client's sole and exclusive damages remedy for the applicable Service Level failure. "**Applicable Service Fees**" means the total fees for the month (exclusive of pass-through or third party charges, one-time fees, and Taxes) for the Covered Service for which the Service Level failure occurred. The parties agree that damages incurred as a result of Fiserv's failure to meet the Service Levels would be difficult or impossible to calculate as of the Effective Date. Accordingly, the amounts set forth below represent a reasonable pre-estimate of damages and are not a penalty.

Number of percentage point(s) or seconds, as applicable, actual performance falls below required Service Level:	Service Level credit:
< 1.0	1% of Applicable Service Fees
1.0 – 2.0	3% of Applicable Service Fees
> 2.0	5% of Applicable Service Fees

3. Reporting. Commencing 60 days after the applicable Covered Service is in live production for Client, Fiserv shall make available to Client monthly reports for the Service Levels applicable to such Covered Service.

4. Exclusions.

(a) Service Level calculations exclude issues caused by telecommunications outside of Fiserv's control, Client networks, Client or third party host and server systems and associated applications, Client's or its customer's error or omission, a denial of service attack, Fiserv's compliance with any instruction or direction of Client, Client's or third parties' failure to timely deliver complete and accurate data and/or failure to timely perform required input service levels, and/or other causes reasonably beyond Fiserv's control.

(b) If Fiserv executes its Disaster Recovery Plan or Business Continuity Plan, the measurement and reporting of Service Levels will be suspended until the applicable backup site is fully operational and users can resume normal use of the applicable Covered Services.